2008 Ontario Budget

         CHAPTER II

         ONTARIO'S ECONOMIC OUTLOOK
         AND FISCAL PLAN
---------------------------------------------------------------------------------------------------------------------------

SECTION A    OVERVIEW

---------------------------------------------------------------------------------------------------------------------------
2008 Budget — Numbers at a Glance                                                                                  Table 1
---------------------------------------------------------------------------------------------------------------------------
Ontario's Economy:                                                        Provincial Finances:
---------------------------------------------------------------------------------------------------------------------------
Projected Real GDP Growth, 2008                                   1.1%    2007-08 Interim Surplus            $600 million
Avg. Private-Sector Growth, 2008                                  1.2%    2008-09 Revenue Plan              $96.9 billion
Projected Real GDP Growth, 2009                                   2.1%    2008-09 Expense Plan              $96.2 billion
Jobs since October 2003                                        456,800    2008-09 Reserve                    $750 million
Jobs Created in 2007                                           101,100    Debt(1)-to-GDP Ratio (03-04)              25.2%
Real GDP (2007 above 2003)                                         10%    Debt(1)-to-GDP Ratio (07-08)              18.1%
Real Disposable Income (2007 above 2003)                           12%
Real Machinery and Equipment Investment (2007 above 2003)          41%
---------------------------------------------------------------------------------------------------------------------------
(1) Debt is defined as accumulated deficit.
---------------------------------------------------------------------------------------------------------------------------

     Ontario's  economy  has been strong and  resilient  in recent  years,  with higher-than-forecast  employment  growth,  and robust consumer and business investment spending.  Modest economic growth is anticipated in 2008, as the
     Ontario economy faces a slowing U.S. economy along with ongoing  challenges related  to high oil  prices  and the  strong  Canadian  dollar.  Growth is expected  to  rebound  after  2008 due to  investments  under  the  Ontario
     Government's  five-point  plan to  strengthen  the economy and an improving
     U.S. economy.

[Chart 1, bar graph: Ontario's Strong Fiscal Performance]

     With a $0.6 billion surplus projected for 2007-08, the Province is on track to exceed its  planned  fiscal  target for the fourth  year in a row and to achieve its third consecutive  surplus.  The Province remains resilient and is on track to post six  consecutive  balanced  budgets between 2005-06 and
     2010-11, for the first time since 1908.

SECTION B     2007-08 INTERIM FISCAL PERFORMANCE

     The  government's  prudent  approach to managing  the  Province's  finances continues to produce results. It has eliminated the $5.5 billion deficit it inherited  in 2003-04 and is now on track to achieve its third  consecutive surplus. A $0.6 billion surplus is forecasted for 2007-08,  representing an in-year improvement of $1.0 billion from the 2007 Budget Plan.

------------------------------------------------------------------------------
2007-08 In-Year Fiscal Performance                                    Table 2
($ Millions)
------------------------------------------------------------------------------
                                    Budget Plan        Interim        In-Year
                                                                       Change
                                  --------------------------------------------
Revenue                                  91,503         96,563          5,060
Expense
   Programs                              82,030         86,997          4,967
   Interest on Debt                       9,123          8,966           (157)
                                  --------------------------------------------
Total Expense                            91,153         95,963          4,810
Reserve                                     750              -           (750)
                                  --------------------------------------------
Surplus/(Deficit)                          (400)           600          1,000
------------------------------------------------------------------------------

     The interim  outlook  indicates that revenue for 2007-08 is estimated to be
     $96.6 billion, a 5.5 per cent increase over the 2007 Budget forecast. Total expense is estimated to be $96.0 billion, 5.3 per cent higher than the 2007
     Plan.

     The 2007-08 interim results are based on the best information  available as of early  March  2008.  Given the  preliminary  nature of these  estimates, interim  projections are subject to change when actual  Provincial  revenue and expense are finalized in the 2007-08 Public Accounts.

In-Year Revenue Performance
---------------------------------------------------------------------------------------------------------------------------

     Total revenue in 2007-08 is estimated to be $96,563 million, $5,060 million higher  than the 2007  Budget  forecast.  This is  mainly  due to  stronger economic growth and higher revenues from processing past-year tax returns.

---------------------------------------------------------------------------------------------------------------------------
Summary of In-Year Changes to Revenue in 2007-08                                                                    Table 3
($ Millions)
----------------------------------------------------------------------------------------------------------------------------
                                                                                                                    Interim
                                                                                                                    2007-08
                                                                                              ------------------------------
Taxation Revenue
   Corporations Tax                                                                                   2,141
   Personal Income Tax                                                                                1,381
   Land Transfer Tax                                                                                    235
   Retail Sales Tax                                                                                     198
   Employer Health Tax                                                                                  122
   Ontario Health Premium                                                                                70
   Tobacco Tax                                                                                          (96)
   Electricity Payments-in-Lieu of Taxes                                                               (148)
   All Other Taxes                                                                                      100
                                                                                              --------------
                                                                                                                      4,003
Government of Canada
   Canada Health Transfer and Canada Social Transfer                                                    473
   All Other Government of Canada                                                                       285
                                                                                              --------------
                                                                                                                        758
Income from Government Enterprises
   Ontario Power Generation Inc. and Hydro One Inc.                                                      90
   All Other Government Business Enterprises                                                             27
                                                                                              --------------
                                                                                                                        117
Other Non-Tax Revenue                                                                                                   182
                                                                                                             ---------------
Total Revenue Change                                                                                                  5,060
----------------------------------------------------------------------------------------------------------------------------

Revenue Changes

o    Corporations  Tax (CT)  revenues  for  2007-08 are  estimated  to be $2,141 million  above the 2007  Budget  projection  mainly  due to  stronger  2007 corporate  profit  growth,  robust final tax  remittance  payments from the financial  sector in December and stronger  assessment  payments related to prior years.  The CT revenue change also reflects the impact of a number of tax measures since the 2007 Budget,  including 2007 federal budget measures paralleled by Ontario,  tax measures announced in the 2007 Economic Outlook and Fiscal  Review,  and  proposed new measures as outlined in Chapter III:
     Tax Support for Families and Business.

o    Personal Income Tax (PIT) revenues are estimated to be $1,381 million above forecast in 2007-08  mainly due to stronger 2007 wages and salaries  growth and  higher  revenues  from  processing  2006 tax  returns.  Since the 2007
     Budget,  processing  of 2006 and prior  years' tax  returns  has  increased
     2006-07 revenues above Budget estimates, raising the base upon which growth is applied in  forecasting  PIT  revenues  for 2007-08  and beyond.  Higher revenues than estimated in the 2006-07 Public Accounts result in a one-time increase to PIT revenues of $517 million in 2007-08 as variances  from past
     Public Accounts estimates are included in the current year. Personal Income
     Tax  revenues  in 2007-08  also  include a $120  million  payment  from the
     federal   government   resulting  from   corrections  to  past  years'  tax
     entitlements.  Also included is the impact of tax measures announced in the
     2007 federal budget that Ontario paralleled,  tax measures announced in the
     2007  Economic  Outlook and Fiscal  Review,  and  proposed  new Ontario tax measures as outlined in Chapter III: Tax Support for Families and Business.

o    Land  Transfer Tax (LTT)  revenues are  estimated to be $235 million  above forecast,  reflecting a robust  Ontario  housing resale market that set new records  in 2007.  The LTT  change  captures  the  impact  of tax  measures announced in the 2007 Economic Outlook and Fiscal Review.

o    Retail Sales Tax (RST)  revenues are  estimated to increase by $198 million due to stronger  consumer  spending in 2007.  The RST change  captures  the impact  of  previously  announced  tax  measures  and new tax  measures  as outlined in Chapter III: Tax Support for Families and Business.

o    Employer  Health Tax  revenues are  estimated to be $122 million  above the
     2007 Budget projection due to stronger growth in employment and wages.

o    Ontario  Health  Premium  revenues are estimated to increase by $70 million above  forecast,  largely  reflecting  stronger  growth  in 2007  wages and salaries.

o    Tobacco Tax revenue is estimated to be $96 million below  forecast based on revenue  performance  to date.  This reflects a  combination  of Ontarians'
     healthier  lifestyles  and  contraband  activity in the  cigarette  market.
     Enforcement measures to combat illegal activity continue.  For more details see Chapter III: Tax Support for Families and Business.

o    Electricity  Payments-In-Lieu  of Taxes  (PILs)  are  estimated  to be $148 million below  forecast,  largely due to lower payments from Hydro One Inc.
     (HOI) and Ontario Power Generation Inc. (OPG). Lower HOI PILs reflect lower net income as a result of the  Ontario  Energy  Board's  decision  on HOI's transmission rate application,  including a lower allowed rate of return on equity  for  HOI's  transmission  business.  Lower  OPG PILs are due to the corporation's  special December 2007  contribution to the nuclear used-fuel segregated fund,  established in 2003 for the costs of long-term  used-fuel disposal.  The latter impact on PILs is offset by an equivalent increase in
     OPG net income.

o    All Other Tax revenues are  estimated  to be $100 million  above  forecast, largely due to higher Mining Profits Tax revenues arising from robust metal prices.  Partially  offsetting  this  increase  were  lower-than-  expected
     Gasoline Tax and Fuel Tax revenues,  due  respectively  to higher  gasoline pump prices and weaker manufacturing shipments.

o    Canada Health  Transfer (CHT) and Canada Social Transfer (CST) revenues are estimated to be $473 million above forecast mainly due to revised estimates of  current-  and  past-year  entitlements  under these  programs.  Revised estimates of Ontario's  entitlements under CHT and CST are largely due to a lower  estimated  share  of the  Canada-wide  tax  base  in  2006  boosting
     Ontario's share of federal funding. This results in a $339 million increase in CHT and CST,  including a one-time  revenue  increase of $239 million as variances from past Public Accounts  estimates are reflected in the current year.  In  addition,  2007 federal  budget  changes to the  calculation  of entitlements  under CHT and CST  result in an  additional  $134  million in revenues.

o    The $285 million  increase  above  forecast in Other  Government  of Canada
     Transfers  in  2007-08  is  largely  related  to the  2007  federal  budget announcement of funds for the patient wait-times guarantee and a program to provide the human papillomavirus (HPV) vaccine, as well as higher transfers for infrastructure  projects and new federal transfers related to Ontario's capital tax elimination.

o    Hydro One Inc.  and  Ontario  Power  Generation's  combined  net  income is estimated  to be $90 million  above  forecast  largely  from higher OPG net income due to the special  contribution to the nuclear used-fuel segregated fund, the impact of which is offset by an equivalent  decrease in OPG PILs.
     The  increase  in OPG's net income more than  offsets  lower HOI net income related to the Ontario Energy Board's decision noted above.

o    All Other  Government  Business  Enterprises  net income  increased  due to higher net incomes from the Ontario  Lottery and Gaming  Corporation  (OLG)
     and Liquor Control Board of Ontario (LCBO).

o    Other Non-Tax Revenue is expected to be $182 million above forecast largely due to higher recoveries of prior-year  expenditures,  reimbursements  from municipalities for Provincial spending, and consolidated sales and rentals.

In-Year Expense Performance
----------------------------------------------------------------------------------------------------------------------------

     Total expense in 2007-08 is currently  projected to be $95,963 million,  an increase of $4,810  million from the 2007 Budget  forecast.  This  increase
     primarily  reflects  government   investments  that  strengthen   Ontario's
     economic growth through its five-point economic plan.

----------------------------------------------------------------------------------------------------------------------------
Summary of In-Year Expense Changes in 2007-08                                                                       Table 4
($ Millions)
----------------------------------------------------------------------------------------------------------------------------
                                                                                                                    Interim
                                                                                                                    2007-08
                                                                                                             ---------------
Program Expense Changes:
   Infrastructure and Transportation                                                                                1,923.4
   Postsecondary Education and Training Sector                                                                        758.4
   Strengthening Ontario's Industries                                                                                 516.2
   Children's and Social Services/Social Housing                                                                      493.4
   Justice Sector                                                                                                     378.4
   Aboriginal Affairs                                                                                                 207.3
   Health Sector                                                                                                      178.2
   Strengthening the Environment for Innovation                                                                        71.2
   Northern Development and Natural Resources                                                                          64.9
   Business and Economic Development                                                                                   57.0
   Greener Ontario                                                                                                     35.8
   Other (net) Program Expense Changes                                                                                282.9
                                                                                                             ---------------
Total Program Expense Changes                                                                                       4,967.2
Interest on Debt Savings                                                                                             (157.0)
                                                                                                             ---------------
Total Expense Changes                                                                                               4,810.2
----------------------------------------------------------------------------------------------------------------------------
Note: Numbers may not add due to rounding.
----------------------------------------------------------------------------------------------------------------------------

     Expense Changes

     Since  the 2007  Budget  forecast,  total  expense  increased  by  $4,810.2 million,  largely as a result of a  $4,967.2  million  increase  in program expense,  offset by $157.0 million in interest on debt savings.  Highlights of key expense changes include the following:

     o    In 2007-08,  infrastructure and transportation  expense increased by a net $1,923.4 million. This includes $1,104.0 million for new municipal transit,  including the funding announced in the 2007 Economic Outlook and Fiscal Review;  $400.0 million for municipal roads and bridges, as announced in this Budget;  $450.0 million in funding for the Municipal
          Infrastructure Investment Initiative;  and an additional $32.4 million
          to  assist  municipalities  in  addressing  immediate   transportation
          infrastructure demands.

     o    The  postsecondary  education and training  sector,  including the net
          expense  of  Ontario's   colleges  of  applied  arts  and  technology,
          increased  by a net  $758.4  million  in  2007-08.  This  increase  is
          primarily   related  to   investments   in   Ontario's   colleges  and
          universities,  including  $353.5 million to support  energy-efficiency
          improvements    and   campus   renewal   projects   at   postsecondary
          institutions,  and $289.4 million for strategic capital investments at colleges and universities.

     o    Investments to strengthen Ontario's industries totalled $516.2 million in 2007-08 and include:

          •    A  net  in-year  expense  increase  of  $335.1  million  for  the agriculture  sector,  which includes $150.0 million in funding to provide financial assistance to help cattle, hog and horticulture farmers manage the effects of current market conditions,  as well as initiatives to strengthen  competitiveness  and $135.0 million in support for grain and oilseed farmers.

          •    An expense  increase of $102.2  million for culture and  tourism.
               This change is largely  related to  investments  in  libraries as well as festivals and marketing  initiatives  that aim to attract new domestic and international  visitors to communities and major attractions across the province.

          •    Investments of an additional  $78.9 million in the  manufacturing sector.  The  funding  includes  $25  million to the Yves  Landry
               Foundation for training  programs to improve the productivity and adaptability of employees. Funding is also provided to help firms reduce costs and improve competitiveness.

     o    Children's  and  social  services  expense  increased  by a net $493.4
          million  in  2007-08   largely  to  support  the  delivery  of  social
          assistance,   developmental  services  and  child  care,  and  provide
          one-time  funding  to  municipalities  to  rehabilitate  their  social housing stock.

     o    Justice  sector  expense  increased  by  $378.4  million  in  2007-08, primarily due to a one-time  provision for the backlog of cases in the
          Criminal Injuries Compensation Board, capital investments, and various justice initiatives and community safety enhancements.

     o    In  2007-08,  Aboriginal  Affairs  expense  increased  by a net $207.3 million. This change is primarily related to the Ontario First Nations
          Gaming  Revenue  Sharing  Financial  Agreement,  which will  provide a revenue source for Ontario First Nations to support health, education, community, economic and cultural development.

     o    A net in-year expense change of $178.2 million in the health sector is primarily due to the  introduction of the new $39.2 million  voluntary human  papillomavirus  (HPV)  vaccination  program,  a  $14.1  million investment in 10 residential hospices to provide end-of-life care in a home-like environment,  $9.0 million in funding for the development of
          the  new  expanded   Toronto's  Ronald  McDonald  House,  as  well  as
          investments  to  accommodate  pressures  related to the Ontario Health
          Insurance Plan (OHIP) program and the Long-Term Care Homes sector.

     o    To strengthen  the  environment  for  innovation,  government  expense increased  by a net $71.2  million in 2007-08.  This  change  includes strategic  investments in research,  innovation and  commercialization initiatives,  including the Ontario Institute for Cancer Research, the
          Institute  for  Quantum   Computing  and  the  Windsor  Institute  for
          Diagnostic Imaging.

     o    Support for northern  development and natural resources increased by a net $64.9  million  in  2007-08,  largely  to fund  additional  forest fire-fighting  due to the  above-average  number of fires  this  year;
          address  associated  renewal  and  legal  obligations  under the Crown
          Forest  Sustainability  Act;  and fund the  startup  of the  Molecular
          Medicine Research Centre in Thunder Bay.

     o    Business  and  economic  development  expense has  increased  by $57.0 million in 2007-08.  This increase is primarily the result of one-time support for the University of Toronto - Rotman School of  Management's
          new  Prosperity  Institute.  The Institute  will develop  capacity for interdisciplinary  research on the creation of jurisdictional economic advantage. Support is also provided for communities facing significant challenges, and for a new Global Expansion Program to assist companies reach export markets.

     o    In 2007-08,  expense related to promoting a greener Ontario  increased by $35.8 million.  This net in-year increase is largely supporting the
          Go Green climate  change plan and the  development  of drinking  water source protection plans.

     o    Other  program  expense  changes  amount to a net  increase  of $282.9 million  in  2007-08,  reflecting  the  balance  of changes in program expense.  Highlights  of additional  spending  captured in this change
          include    investments   in   government    information    technology,
          international disaster relief and the Ontario Education  Collaborative
          Marketplace program.

     o    Interest on Debt, at $8,966.0  million,  is $157.0  million lower than the 2007  Budget  Plan.  This  amount  reflects  the  impact  of lower interest  rates and the  cost-effective  management  of the  borrowing program, partially offset by the preliminary allowance of $100 million for  asset-backed  commercial  paper as reported in the 2007  Economic
          Outlook and Fiscal Review.

SECTION C     ONTARIO'S ECONOMIC OUTLOOK

Outlook for Strengthening Ontario Economic Growth
----------------------------------------------------------------------------------------------------------------------------

     This section outlines Ontario's current macroeconomic outlook, which is the basis for the fiscal plan.  The Ministry of Finance is projecting  real GDP growth  of 1.1 per cent in  2008,  2.1 per cent in 2009 and 2.7 per cent in
     2010.

     Ontario real GDP rose by an estimated 2.1 per cent in 2007,  0.5 percentage points above the Ministry's  2007 Budget  forecast.  Stronger-than-expected
     growth  occurred  despite  a  significantly   more   challenging   external
     environment,  including  a stronger  Canadian  dollar,  higher oil  prices, weakening  U.S.  growth and financial  market  disruptions  resulting  from rising sub-prime mortgage defaults in the United States.

----------------------------------------------------------------------------------------------------------------------------
Ontario Economic Outlook                                                                                            Table 5
(Per Cent)
----------------------------------------------------------------------------------------------------------------------------
                                                           2003    2004    2005    2006   2007     2008p    2009p     2010p
                                                         -------------------------------------------------------------------
Real GDP Growth                                             1.4     2.5     2.9     2.1   2.1e       1.1      2.1       2.7
Nominal GDP Growth                                          3.2     4.8     3.9     3.9   5.1e       2.8      3.9       4.6
Employment Growth                                           3.0     1.7     1.3     1.5    1.6       1.0      1.1       1.3
CPI Inflation                                               2.7     1.9     2.2     1.8    1.8       1.4      1.9       2.0
----------------------------------------------------------------------------------------------------------------------------
e = estimate; p = Ministry of Finance planning projection.
Sources: Statistics Canada and Ontario Ministry of Finance.
----------------------------------------------------------------------------------------------------------------------------

     Private-Sector Forecasts Call for Continued Growth

     Economic  projections are a key building block for the government's  fiscal plan.  To ensure  reasonable  and  accountable  economic  projections,  the
     Ministry of Finance consults with private-sector  forecasters.  The Ontario
     Economic  Forecast  Council(1)  provides expert advice on the macroeconomic forecasts  and  assumptions  used to develop  the Budget.  The  Minister of
     Finance met with Council members and other private-sector forecasters twice over the last year, in the process of preparing  the 2007 Economic  Outlook and  Fiscal  Review  and the 2008  Budget.  Council  members  reviewed  the economic assumptions underlying the 2008 Budget to verify that the forecast was a reasonable basis for planning.

----------------------------------
(1)  Members are Peter Dungan from the University of Toronto,  Ernie Stokes from the Centre for Spatial  Economics,  Dale Orr from  Global  Insight and Glen
     Hodgson from the Conference Board of Canada.

----------------------------------------------------------------------------------------------------------------------------
Private-Sector Forecasts for Ontario Real GDP Growth                                                                Table 6
(Per Cent)
----------------------------------------------------------------------------------------------------------------------------
                                                                                         2008           2009           2010
                                                                                --------------------------------------------
Conference Board of Canada (February)                                                     2.1            2.9            3.4
Global Insight (February)                                                                 1.4            1.9            2.3
Centre for Spatial Economics (January)                                                    1.3            2.0            2.4
University of Toronto (February)                                                          0.4            2.5            3.2
RBC Financial Group (February)                                                            0.9            2.2              -
Scotiabank Group (February)                                                               1.4            1.7              -
TD Bank Financial Group (January)                                                         1.5            2.5              -
BMO Capital Markets (February)                                                            0.9            2.4              -
CIBC World Markets (February)                                                             1.3              -              -
----------------------------------------------------------------------------------------------------------------------------
Private-Sector Survey Average                                                             1.2            2.3            2.8
Ontario's Planning Assumption                                                             1.1            2.1            2.7
----------------------------------------------------------------------------------------------------------------------------
Sources: Ontario Ministry of Finance and Ontario Ministry of Finance Survey of Forecasts (February 29, 2008).
----------------------------------------------------------------------------------------------------------------------------

Challenging External Economic Environment
----------------------------------------------------------------------------------------------------------------------------

     Ontario's Resilience in the Face of Global Economic Challenges

     The short-term  Ontario economic outlook is heavily  influenced by external factors such as oil prices,  the Canadian  dollar  exchange rate,  interest rates and U.S. economic growth. The following table shows the typical range for the first- and second-year impacts of these external factors on Ontario real GDP growth. These estimates are based on historical  relationships and illustrate the upper and lower limits for the average  response.  They show the implications of changes in key assumptions in isolation from changes to other external factors. The combination of changing  circumstances can also have a substantial bearing on the actual outcome.

----------------------------------------------------------------------------------------------------------------------------
Impacts of Changes in Key Assumptions on Ontario Real GDP Growth(1)                                                 Table 7
(Percentage Point Increase)
----------------------------------------------------------------------------------------------------------------------------
                                                                                         First Year             Second Year
                                                                             ----------------------- -----------------------
Canadian Dollar Depreciates by Five Cents US                                             0.1 to 0.8              0.5 to 1.2
World Crude Oil Prices Decrease by $10 US per Barrel                                     0.1 to 0.5              0.1 to 0.5
U.S. Real GDP Growth Increases by One Percentage Point                                   0.3 to 0.7              0.4 to 0.8
Canadian Interest Rates Decrease by One Percentage Point                                 0.1 to 0.5              0.2 to 0.6
----------------------------------------------------------------------------------------------------------------------------
(1) Impacts based on changes being sustained.
Source: Ontario Ministry of Finance.
----------------------------------------------------------------------------------------------------------------------------

     U.S. Growth Set to Strengthen in the Second Half of 2008

     The state of the U.S. economy is important to Ontario.  In 2007,  almost 84 per cent of the province's  international  merchandise  exports went to the
     United States. A decline in U.S.  residential  investment,  slower consumer spending  and  weaker  business  investment,  as well as  financial  market challenges arising from increasing mortgage defaults,  caused U.S. real GDP growth to slow to 2.2 per cent in 2007.

     [Chart 2, bar graph: U.S. Real GDP Growth]

     Most economists  expect the weakness in the U.S. economy to be short-lived.
     The U.S.  Federal Reserve has cut its key interest rate by 225 basis points since  September  2007 to help  stimulate the economy and stem the slump in housing.  Lower  interest  rates  combined  with a large  fiscal  stimulus,
     including   tax  rebates,   are  expected  to  boost   consumer   spending.
     Private-sector forecasters, on average, expect U.S. real GDP to grow by 1.7 per cent in 2008, with growth expected to be soft in the first half of 2008 and to rebound solidly in the second half of the year. Growth in the United
     States is  projected to rebound to 2.6 per cent in 2009 and 2.8 per cent in
     2010.

     Oil Prices Expected to Remain High

     [Chart 3, bar chart: Crude Oil Prices $ US Per Barrel, West Texas Intermediate]

     Ontario imports virtually all the crude oil it consumes,  and higher prices for this key commodity  raise costs for businesses and consumers.  However, elevated  oil  prices  do not pose the same risk as they did in the past —
     the Ontario  economy is over 50 per cent more energy  efficient than it was during the oil shocks in the 1970s.

     Oil  prices  averaged  $72.30 US per  barrel in 2007,  rising for the sixth consecutive  year.  Oil prices climbed from less than $50 US in mid-January
     2007 to over $110 US in early March 2008.

     Oil prices have  increased  and are  expected to remain  elevated  over the forecast horizon due to restrained  supply growth and strong global demand.
     Ongoing  geopolitical  risks  in  key  oil-producing   regions,   continued
     production  restraint  by OPEC  (Organization  of the  Petroleum  Exporting
     Countries)  and slow growth of non-OPEC  capacity will limit global supply.
     Rising global demand,  particularly from rapidly emerging economies such as
     China and India,  will keep oil  markets  tight and  vulnerable  to a major supply disruption.

     The average private-sector  forecast for oil prices is $84 US per barrel in
     2008,  $77 US per  barrel  in 2009 and $79 US per  barrel  in 2010  (annual averages).  Ministry of Finance planning  projections (see chart above) are prudent  compared  to  the  average  private-sector  forecast.  Significant uncertainty  persists  in oil  markets and  analysts'  projections  for the annual  average in 2008 range from less than $77 US per barrel to more than
     $92 US per barrel.

     The Canadian-U.S. Exchange Rate Around Parity

     [Chart 4, bar graph: Canadian Dollar, Cents US]

     The  Canadian  dollar has  increased  in value since 2002 due  primarily to higher oil and  commodity  prices and more  recently due to weakness in the
     U.S.  economy.  The  high  dollar  has  created  challenges  for  Ontario's export-oriented manufacturing, agriculture, forestry and tourism sectors.

     The higher dollar benefits Ontario businesses importing goods and services, including lowering the cost of imported machinery and equipment goods.

     The Canadian  dollar  averaged 93.1 cents US in 2007,  rising for the fifth straight year.  Forecasters  on average call for a Canadian  dollar of 98.7 cents US in 2008, 96.2 cents US in 2009 and 97.9 cents US in 2010. Ministry of Finance  planning  projections (see chart above) are prudent compared to the average private-sector  forecast.  Forecasts for the Canadian dollar in
     2008 range from a low of 96 cents US to a high of 103 cents US.

     Ontario's Exports to Overcome Short-Term Challenges

     [Chart 5, bar graph: Ontario's International Merchandise Export Share, U.S.
     Share of Ontario Exports,  (Per Cent) and Other Countries' Share of Ontario
     Exports, (Per Cent)]

     Along  with  weaker  U.S.  demand  and  growing   competition   from  newly
     industrialized  countries,  exporters have been faced with the  competitive challenge  of the strong  Canadian  dollar.  Exporters  have  responded  by shifting to higher value-added products, entering new international markets and trading more with the rest of Canada.

     Over the past five years, the value of Ontario's merchandise exports to the
     United  States  has  declined  by 12.3 per  cent,  while  exports  to other countries  have more  than  doubled.  Last  year,  the  value of  Ontario's merchandise  exports  fell by 0.2 per cent as exports to the United  States declined by 3.6 per cent,  while exports to the rest of the world increased by 21.6 per cent.

     Imports  have  increased  rapidly  over the last five years,  reflecting  a strengthening  Canadian  dollar  that  has  reduced  the  relative  cost of imported goods and services;  greater investment in  productivity-enhancing machinery and equipment,  most of which is imported;  and buoyant household demand.

     With U.S. demand slipping and a strong Canadian  dollar,  the real value of
     Ontario's  exports is expected to be flat this year. The opening of the new
     Toyota plant in  Woodstock,  scheduled to begin  production  in the fall of
     2008,  will give  exports a lift.  Stronger  U.S.  domestic  demand in 2009 should  increase  exports  of autos and  durable  goods.  Robust  growth in
     Western  Canada will  continue to boost  Ontario  interprovincial  exports.
     Ontario real exports are  projected to increase by 2.5 per cent in 2009 and
     2.9 per cent in 2010.

     Interest Rates Lower in 2008

     The  current  outlook  is for  interest  rates to  decline in 2008 and rise moderately  afterwards.  The Bank of Canada cut its  benchmark  rate by 100 basis  points  between  December and the  beginning of March,  dropping the
     Canadian  overnight  lending  rate to  3.50  per  cent.  Further  cuts  are expected.  According  to the Bank of  Canada,  domestic  demand  in  Canada remains firm, but the Bank acknowledges that further monetary stimulus will likely be required in the near term.

-----------------------------------------------------------------------------
Canadian Interest Rate Outlook                                       Table 8
(Annual Per Cent)
-----------------------------------------------------------------------------
                                            2007    2008p     2009p    2010p
                                          -----------------------------------
Three-month Treasury Bill Rate               4.2      3.3       3.8      4.5
10-year Government Bond Rate                 4.3      3.9       4.5      5.2
-----------------------------------------------------------------------------
p = Ministry of Finance planning projection.
Sources: Bank of Canada and Ontario Ministry of Finance.
-----------------------------------------------------------------------------

     Heightened  risk  aversion  in  financial  markets,  combined  with  slower economic  growth,  has led to lower  yields  on  secure  government  assets including  treasury bills and government  bonds. The fall in interest rates for government  debt has not been matched by declines in interest rates for private-sector  debt. As of early March, the Canadian  three-month treasury bill rate  declined by around 220 basis  points since August 2007 while the three-month  commercial  paper  rate  declined  by about 120 basis  points.
     Private-sector forecasters project Canadian three-month treasury bill rates will  average  3.3 per cent in 2008,  down from 4.2 per cent in 2007.  Once economic and credit  conditions  improve,  interest  rates are projected to
     rise  but  remain  well  below  historical  averages.   Forecasters  expect
     three-month treasury bill rates to rise to 3.8 per cent in 2009 and 4.5 per cent in 2010.  Ten-year  Government  of Canada bond yields are  forecast to average  3.9 per  cent in  2008,  4.5 per  cent in 2009 and 5.2 per cent in
     2010.  Ministry  of Finance  planning  projections  (see  table  above) are consistent with the average private-sector forecast.

     Inflation Expected to Drop in 2008

     [Chart 6, bar graph: Ontario CPI Inflation]

     Ontario's consumer price index (CPI) inflation rate has been low and stable in recent years, averaging 1.8 per cent in both 2006 and 2007.

     Inflation  is expected to remain low over the forecast  horizon.  Ontario's
     CPI inflation  rate is expected to fall to a 10-year low of 1.4 per cent in
     2008,  largely reflecting the impact of the one percentage point cut in the federal  Goods  and  Services  Tax  (GST).  Once the 2008 GST cut no longer affects  year-to-year  price  changes,  Ontario's  CPI  inflation  rate  is expected to average 1.9 per cent in 2009 and 2.0 per cent in 2010.

Continued Strong and Resilient Domestic Economy
-----------------------------------------------------------------------------------------------------------------------------

     Strong Investment to Lead Growth

     Business investment remained strong in 2007 and is expected to be a leading contributor  to  growth  in the  Ontario  economy  in  coming  years.  Real investment in commercial and industrial  structures  expanded 4.6 per cent, while real investment in machinery and equipment grew 8.4 per cent.

     Healthy  corporate  balance  sheets and the  rising  Canadian  dollar  have encouraged business investment. Corporate profits rose by an average of 4.7 per cent  annually  since 2003,  and are projected to grow by an average of
     4.4 per cent annually from 2008 through 2010.  Growth in corporate  profits should  continue to provide a healthy  financial  environment  for business investment in Ontario.  Interest  rates are projected to decline this year, lowering borrowing costs for business expansion and upgrading machinery and equipment.

     The higher  Canadian  dollar  lowers the costs of  imported  machinery  and equipment, making it more attractive for business to invest in leading-edge technologies.  Real  investment  in machinery and equipment is projected to rise by 6.0 per  cent in 2008 and by an  average  of 4.3 per cent a year in
     2009 and 2010.  Commercial and industrial  construction is also expected to remain strong.  Real spending on business  construction is expected to rise by 2.5 per  cent in 2008 and by an  average  of 2.4 per cent a year in 2009 and 2010.

     Employment Growth to Continue

     [Chart 7, bar graph: Ontario Employment]

     Since October 2003, the Ontario economy has created 456,800 net new jobs —
     383,500, or 84 per cent, have been full time. There has been strong employment growth in sectors paying above-average wages, including finance
     (47,800), education (93,500), health care and social assistance (71,100), construction (71,400), and professional services (62,000).

     The Ontario economy created 101,100 net new jobs in 2007, a gain of 1.6 per cent — the largest increase since 2004. Private-sector forecasters expect continued job growth. The Ministry of Finance is projecting employment will increase by 1.0 per cent this year, 1.1 per cent in 2009 and 1.3 per cent in 2010, which translates into a total gain of 230,000 net new jobs over this three-year period. The annual unemployment rate is projected to fall to 6.3 per cent by 2010.

     Household Income and Spending to Increase

     The healthy labour market has resulted in solid wage gains. Since 2003, the average hourly wage rate has increased by 12.7 per cent.  Steady employment gains and rising wages led to a 4.9 per cent  increase in labour  income in
     2007.  Labour income is forecast to increase by 3.4 per cent in 2008 and to pick up over the medium term, averaging 4.0 per cent in 2009 and 2010.

     Rising  incomes will support  growing  household  spending.  Real  consumer spending  grew by 3.4 per cent in 2007 and is  expected  to average 2.6 per cent growth a year between  2008 and 2010,  in line with  after-tax  income growth.

     Healthy Housing Market Conditions

     [Chart 8, bar graph:  Ontario  Housing Resale Market Billions of Dollars in
     Home Resale Activity]

     The healthy  pace of activity in the Ontario  housing  market  continued in
     2007. Home resales hit a record high in 2007, climbing 9.5 per cent. Robust activity  in the resale  market  supported  strong  price  gains,  with the average  resale price  rising 7.6 per cent to $299,500 in 2007.  Last year, housing starts moderated to 68,100 units, from 73,400 units in 2006.

     Population  growth is projected to result in the creation of 67,700 net new
     Ontario households a year from 2008 to 2010, supporting demand for housing.
     Housing  starts are  expected  to average  64,300 per year over the 2008 to
     2010 period.

     Resales are  projected to ease  slightly in 2008 and 2009 before  rising in
     2010. The level of home resales over the 2008 to 2010 period is expected to remain almost four per cent higher than the average from 2003 to 2007.  The average Ontario home resale price is projected to increase from $311,400 in
     2008 to $328,900 in 2010.  Housing  affordability  is  projected  to remain steady in 2008 as lower  interest  rates and rising incomes are expected to offset rising home prices.

     Details of the Ontario Economic Outlook

     The following table shows key details of the Ministry of Finance's economic outlook for the 2008 to 2010 period.

----------------------------------------------------------------------------------------------------------------------------
The Ontario Economy, 2005 to 2010                                                                                   Table 9
(Per Cent Change)
----------------------------------------------------------------------------------------------------------------------------
                                                               Actual                               Projected
                                                ----------------------------------------------------------------------------
                                                   2005         2006        2007         2008        2009         2010
                                                ----------------------------------------------------------------------------
Real Gross Domestic Product                         2.9         2.1         2.1e         1.1         2.1           2.7
   Personal Consumption                             3.6         3.5         3.4e         2.5         2.6           2.6
   Residential Construction                         1.8         1.1         0.6e        (0.5)        1.3           2.5
   Non-residential Construction                     3.6        10.4         4.6e         2.5         2.0           2.9
   Machinery and Equipment                          9.1        11.2         8.4e         6.0         4.1           4.6
   Exports                                          2.2        (0.2)        1.4e         0.0         2.5           2.9
   Imports                                          3.9         2.7         3.8e         2.2         2.7           3.0
Nominal Gross Domestic Product                      3.9         3.9         5.1e         2.8         3.9           4.6
Other Economic Indicators
   Retail Sales                                     4.8         4.1          4.0         3.4         3.7           4.1
   Housing Starts (000s)                           78.8        73.4         68.1        64.0        63.0          66.0
   Personal Income                                  4.5         4.8         5.0e         3.1         4.0           4.4
   Labour Income                                    5.0         4.5         4.9e         3.4         3.9           4.1
   Corporate Profits                               (2.7)        3.2         8.5e         4.0         4.9           4.5
   Consumer Price Index                             2.2         1.8         1.8          1.4         1.9           2.0
Labour Market
   Employment                                       1.3         1.5         1.6          1.0         1.1           1.3
   Job Creation (000s)                              81          95          101           68          76            87
   Unemployment Rate (per cent)                     6.6         6.3         6.4          6.6         6.5           6.3
----------------------------------------------------------------------------------------------------------------------------
e = estimate.
Sources: Statistics Canada, Canada Mortgage and Housing Corporation and Ontario Ministry of Finance.
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
Changes in Key Economic Forecast Assumptions,                                                                      Table 10
2007 Budget Compared to 2008 Budget (Per Cent Change)
----------------------------------------------------------------------------------------------------------------------------
                                                     2007                        2008                       2009
                                          ----------------------------------------------------------------------------------
                                             2007                        2007          2008          2007         2008
                                            Budget        Actual        Budget        Budget        Budget       Budget
                                          ----------------------------------------------------------------------------------
Real Gross Domestic Product                   1.6          2.1e           2.8           1.1          3.1           2.1
Nominal Gross Domestic Product                3.1          5.1e           4.7           2.8          4.7           3.9
Retail Sales                                  3.6           4.0           4.6           3.4          4.6           3.7
Housing Starts (000s)                        68.0          68.1          67.0          64.0          68.0         63.0
Personal Income                               3.9          5.0e           4.7           3.1          4.9           4.0
Labour Income                                 3.9          4.9e           4.8           3.4          4.9           3.9
Corporate Profits                             1.1          8.5e           2.4           4.0          2.5           4.9
Employment                                    1.1           1.6           1.4           1.0          1.6           1.1
Job Creation (000s)                           71            101           90            68           109           76
Key External Variables
Crude Oil ($ US per Barrel)                  61.0          72.3          61.0          85.0          61.0         80.0
U.S. Real Gross Domestic Product              2.7           2.2           3.0           1.7          3.1           2.6
Canadian Dollar (Cents US)                   86.0          93.1          87.5          100.0         88.0         98.0
3-month Treasury Bill Rate                    4.1           4.2           4.3           3.3          4.5           3.8
10-year Government Bond Rate                  4.2           4.3           4.7           3.9          5.1           4.5
----------------------------------------------------------------------------------------------------------------------------
e = estimate.
Sources: Statistics Canada, Canada Mortgage and Housing Corporation, Bank of Canada, New York Mercantile Exchange,
U.S. Bureau of Economic Analysis, Blue Chip Economic Indicators and Ontario Ministry of Finance.
----------------------------------------------------------------------------------------------------------------------------

     Ontario's  real  GDP  grew by 2.1 per cent in 2007  —  0.5  percentage points  higher  than the  Ministry's  2007 Budget  forecast  despite a more
     challenging  economic  environment,   including  weaker  U.S.  growth,  the
     stronger dollar, higher oil prices and credit tightening. The labour market was  healthy,  with  employment  increasing  by 1.6  per  cent  —  0.5 percentage  points above the Budget  forecast and  resulting in 30,000 more jobs than expected.  Income growth was 5.0 per cent in 2007, 1.1 percentage points  higher  than the  Budget  forecast.  Corporate  profits  were  much healthier,  rising by 8.5 per cent, significantly stronger than the prudent
     Budget projection of 1.1 per cent growth. Nominal GDP rose by 5.1 per cent, two percentage points above the Budget projection.

     Forecasts for growth in 2008 and 2009 are lower than  projected at the time of the 2007 Budget, reflecting significantly weaker U.S. growth, the higher
     Canadian  dollar and higher oil  prices.  Real GDP growth has been  revised down 1.7 percentage  points in 2008 and 1.0 percentage  point in 2009 since the 2007 Budget.  Similarly,  nominal GDP has been  lowered 1.9  percentage points in 2008 and 0.8  percentage  points in 2009. The growth of wages and salaries along with retail sales,  both key revenue drivers,  are projected to be lower than projected in the 2007 Budget, but corporate profits,  also an important  revenue driver,  are forecast to grow at a stronger pace than projected in the 2007 Budget.

 SECTION D     ONTARIO'S REVENUE OUTLOOK

     The medium-term  revenue forecast reflects the Ministry of Finance economic outlook for Ontario and estimated  impacts of government  policy decisions.
     Total  revenues are projected to increase by $6.9 billion  between  2008-09 and 2010-11, or 3.5 per cent a year on average.

-------------------------------------------------------------------------------------------------------------------------
Summary of Medium-Term Outlook                                                                                  Table 11
($ Billions)
-------------------------------------------------------------------------------------------------------------------------
                                                              Interim              Plan                  Outlook
Revenue                                                       2007-08           2008-09         2009-10          2010-11
                                                         ----------------------------------------------------------------
Taxation Revenue                                                 68.3              69.0            71.9             74.5
   Personal Income Tax                                           24.7              25.2            26.6             28.1
   Retail Sales Tax                                              16.9              17.2            18.1             19.0
   Ontario Health Premium                                         2.7               2.8             2.9              3.1
   Corporations Tax                                              12.7              12.3            12.5             12.3
   All Other Taxes                                               11.3              11.5            11.8             12.0
Government of Canada                                             16.9              16.5            17.0             17.7
Income from Government Enterprises                                4.1               4.1             4.3              4.6
Other Non-Tax Revenue                                             7.3               7.4             7.3              7.0
-------------------------------------------------------------------------------------------------------------------------
Total Revenue                                                    96.6              96.9           100.6            103.8
-------------------------------------------------------------------------------------------------------------------------
Note: Numbers may not add due to rounding.
Source: Ontario Ministry of Finance.
-------------------------------------------------------------------------------------------------------------------------

     The  Personal  Income Tax (PIT)  revenue  forecast is  consistent  with the economic  outlook  for wages  and  salaries  growth.  Personal  Income  Tax revenues  are boosted in 2007-08 by a one-time  adjustment  of $0.5 billion due to underestimation of 2006-07 PIT revenues in the Public Accounts and a further $0.1 billion due to a payment from the federal government  relating primarily  to a  correction  to Ontario's  2005 tax  entitlements.  The PIT revenue forecast  reflects  previously  announced tax measures and measures proposed  in this  Budget as  discussed  in Chapter  III:  Tax  Support for
     Families and Business.  The PIT revenue base tends to grow at a faster rate than incomes due to the progressive structure of the tax system.

---------------------------------------------------------------------------------------------------------------------------
Personal Income Tax Revenue Outlook                                                                               Table 12
($ Billions)
---------------------------------------------------------------------------------------------------------------------------
                                                                         Interim          Plan              Outlook
                                                                         2007-08       2008-09       2009-10       2010-11
                                                                 ----------------------------------------------------------
Total Projected Revenue                                                     24.7          25.2          26.6          28.1
Measures Included in Total(1)                                                  -          (0.1)         (0.1)         (0.2)
Adjustments for Prior Years                                                  0.5             -             -             -
Other One-Time Revenue                                                       0.1             -             -             -
---------------------------------------------------------------------------------------------------------------------------
Base Revenue(2)                                                             24.0          25.2          26.7          28.3
Base Revenue Growth (Per Cent)                                               5.7           5.1           5.8           5.9
Wages and Salaries Growth (Per Cent)                                         4.8           3.4           3.9           4.1
---------------------------------------------------------------------------------------------------------------------------
(1) Represents the incremental revenue impact of all tax measures, announced previously and in this fiscal update, relative to their impact on revenue in 2007-08.
(2) "Total projected revenue" less the impact of tax measures or other one-time factors such as prior-year adjustments.
    Base revenue reflects the impact of underlying macroeconomic factors.
Note: Numbers may not add due to rounding.
---------------------------------------------------------------------------------------------------------------------------

     Retail  Sales  Tax  (RST)  revenue  growth  is  based on the  forecast  for increased  spending by households and businesses.  The RST outlook reflects the  estimated  impact of  previously  announced  tax measures and measures proposed  in this  Budget as  discussed  in Chapter  III:  Tax  Support for
     Families and Business.

     The  Ontario  Health  Premium  forecast  is based on the outlook for rising employment and personal incomes.

     The  Corporations Tax (CT) revenue outlook largely reflects the outlook for pre-tax  corporate  profits.  Corporations  Tax revenues in 2007-08 include
     $0.6  billion in  one-time  revenue  largely  due to strong tax  assessment payments  related to past  years.  The CT  revenue  outlook  also  reflects previously  announced tax measures and measures  proposed in this Budget as discussed in Chapter III: Tax Support for Families and Business.

---------------------------------------------------------------------------------------------------------------------------
Corporations Tax Revenue Outlook                                                                                  Table 13
($ Billions)
---------------------------------------------------------------------------------------------------------------------------
                                                                              Interim         Plan           Outlook
                                                                              2007-08      2008-09     2009-10     2010-11
                                                                        ---------------------------------------------------
Total Projected Revenue                                                          12.7         12.3        12.5        12.3
Measures Included in Total(1)                                                    (0.2)        (0.4)       (0.6)       (1.2)
Adjustments for Prior Years                                                       0.6            -           -           -
Other One-Time Revenue                                                              -            -           -           -
---------------------------------------------------------------------------------------------------------------------------
Base Revenue(2)                                                                 12. 3         12.7        13.1        13.5
Base Revenue Growth (Per Cent)                                                    6.2          3.0         3.2         3.1
Corporate Profit Growth (Per Cent)                                                8.5          4.0         4.9         4.5
---------------------------------------------------------------------------------------------------------------------------
(1) Represents the incremental revenue impact of all tax measures, announced previously and in this fiscal update, relative to their impact on revenue in 2007-08.
(2) "Total projected revenue" less the impact of tax measures or other one-time factors such as prior-year adjustments.
    Base revenue reflects the impact of underlying macroeconomic factors.
Note: Numbers may not add due to rounding.
---------------------------------------------------------------------------------------------------------------------------

     The forecast for All Other Taxes is based on the  economic  growth  outlook outlined in Section C: Ontario's Economic Outlook. All Other Taxes include, for example, the Employer Health Tax, Gasoline and Fuel Taxes, and the Land
     Transfer  Tax.  The forecast is developed  on an  item-by-item  basis.  For example,  the  forecast  for  Employer  Health Tax revenues is based on the outlook for wages and  salaries  growth.  The  forecast for all other taxes takes  into  account  the  estimated  impact of  previously  announced  tax measures and measures  proposed in this Budget as discussed in Chapter III:
     Tax Support for Families and Business.

     The forecast for Government of Canada  transfers is based on the assumption that existing federal transfer agreements are renewed. The outlook includes the 2007 federal budget  announcement of funding for the patient wait-times
     guarantee  trust  and  an   immunization   program  to  provide  the  human
     papillomavirus  (HPV)  vaccine as well as 2008 federal  budget  funding for community development and public transit. The outlook also assumes that the federal government will continue to fund previously announced  time-limited transfers at 2008-09  levels.  These  revenues  help fund the  expenditures projected in this Budget.

     The outlook for Net Income from Government Business Enterprises is based on information  enterprises provide.  Total net income is projected to grow by an annual  average  rate of 5.1 per cent between  2008-09 and 2010-11.  Net income from the Ontario Lottery and Gaming Corporation (OLG) is impacted by the  strength of the  Canadian  dollar and  cross-border  competition.  Net
     Income of the Liquor  Control Board of Ontario  (LCBO) is projected to grow steadily based on increasing  sales. Net incomes from OPG and Hydro One are projected  to increase as their  returns on equity are  expected to improve and as new generation,  transmission and distribution investments come into service.

     The  forecast  for  Other  Non-Tax  Revenue  is based on  information  that government ministries and provincial agencies provide.  Between 2008-09 and
     2010-11,  other non-tax  revenues are forecast to decrease by $0.3 billion.
     This is mainly due to the  government's  decision  to upload the  municipal share of ODSP and ODB costs.

Uncertainty in Forecasting Corporations Tax Revenue
------------------------------------------------------------------------------------------------------------------------------
[Chart 9, bar graph: 2006-07 Corporations Tax Revenue Variance from Forecast,
24.2 per cent absolute average excluding Ontario]

     Variances from revenue projections arise due to the inherent  uncertainties of  predicting  the  future  and  lags in  information  flows.  These  pose particular  challenges in  forecasting  Corporations  Tax revenues that are clearly  demonstrated  by  the  experience  of  Canadian  jurisdictions  in
     2006-07,  summarized in Chart 9. On average, other provinces'  Corporations
     Tax revenues varied by 24.2 per cent from forecast.  Ontario's variance was significantly lower at +10.2 per cent.

     The  Corporations  Tax payments  system  operates with a  considerable  lag between changes in the underlying tax entitlements and the tax payments, so it can take a great deal of time  before  current  revenue  performance  is fully  understood.  For example,  most of the financial  sector's final tax remittances  arrive at the end of December,  and most of the  non-financial sector's  remittances  arrive in late February,  resulting in  considerable revenue  uncertainty  late in the fiscal year.  Uncertainty  remains due to amounts to be received  after the  government's  fiscal  year-end,  such as payments on filing 2007 tax returns  (largely  between  April and June) and subsequent  tax  assessment  payments and refunds  arising from  processing those tax returns (largely between July and December).  This uncertainty is one of the  principal  reasons for the  proposed  Investing in Ontario Act,
     2008, which would allow a portion of any positive  variance between interim and  actual  2007-08  revenues  to be devoted to  priority  investments  as outlined in Section G: Accountability, Transparency and Fiscal Management.

Sources of Medium-Term Revenue Change Since 2007 Ontario Budget
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
Summary of Medium-Term Revenue Change Since 2007 Budget                                                           Table 14
($ Billions)
---------------------------------------------------------------------------------------------------------------------------
                                                                               Interim
                                                                               2007-08     2008-09     2009-10     2010-11
                                                                            -----------------------------------------------
Key Revenue Changes Since 2007 Ontario Budget
   Prior-Year Tax Return Processing — Ongoing                                     1.7         1.9         2.0         2.0
   Prior-Year Tax Return Processing — One Time                                    1.4
   Stronger 2007 Economic Growth                                                  2.2         2.4         2.5         2.7
   Slower Economic Growth in 2008 and 2009                                        0.0        (1.1)       (1.5)       (2.0)
   Tax Policy Measures                                                           (0.9)       (1.1)       (0.8)       (0.7)
   Government of Canada Transfers (2007 and 2008 Federal Budgets)                 0.3         0.3         0.4         0.2
   Other                                                                          0.3        (0.2)        0.3         0.5
---------------------------------------------------------------------------------------------------------------------------
Total Revenue Changes                                                             5.1         2.2         2.8         2.7
---------------------------------------------------------------------------------------------------------------------------
Note: Numbers may not add due to rounding.
---------------------------------------------------------------------------------------------------------------------------

     The medium-term forecast for total revenues is higher in each year compared to the 2007 Budget.

     Since the 2007 Budget,  processing  of prior years' tax returns has boosted the estimated 2006-07 revenue base upon which growth is applied for 2007-08 and beyond.  Also,  there is a one-time  revenue pickup in 2007-08  because variances from past Public Accounts  estimates are picked up in the current year.

     Stronger 2007 economic  growth also  contributes  to a higher  revenue base upon which growth is applied for 2008-09 and onwards.

     A slower economic  growth outlook  beginning in 2008 dampens revenue growth over the 2008-09 to 2010-11  period.  The economic  outlook is discussed in greater detail in Section C: Ontario's Economic Outlook.

     New tax measures announced since the 2007 Budget lower the revenue outlook.
     These include  paralleling  of tax measures  announced in the 2007 and 2008 federal budgets and other measures announced by the Province.  More details on  proposed  tax  measures  can be found in Chapter  III:  Tax Support for
     Families and Business.

     The 2007 and 2008 federal  budgets  included  measures that result in a net increase  in  Government  of Canada  transfers  over the medium  term.  New transfers  from the 2008 federal budget  reflected in the forecast  include funding for  community  development  and public  transit.  The 2007 federal budget  included  changes  to the  CHT  and  CST,  including  a  move  to a
     10-province  standard for calculating  equalization  entitlements under the
     CHT and a move to a per-capita basis for calculating CST entitlements.  The
     2007  federal  budget also  included  funding  for the  patient  wait-times guarantee and for the HPV immunization program.

     Other changes largely  reflect the assumption  that the federal  government will  continue  to fund  previously  announced  time-limited  transfers  at
     2008-09 levels, higher federal infrastructure  transfers,  higher sales and rentals,  and higher projected other non-tax revenues.  These increases are partially  offset by lower  revenues  over the medium term from OLG and the electricity  sector as well as the  government's  decision  to  upload  the municipal share of the ODSP and ODB costs for social assistance  recipients over four years starting in 2008.  Municipalities  currently  reimburse the
     Province for a portion of the costs of delivering  these  programs.  By the time it is fully  implemented in 2011, the upload will save  municipalities over $900 million a year.

Potential Risks to Provincial Revenue
--------------------------------------------------------------------------------------------------------------------------

     This  section  highlights  some of the key  sensitivities  and risks to the
     fiscal  plan  that  could  arise  from   unexpected   changes  in  economic
     conditions. It should be cautioned that these estimates,  while useful, are only  guidelines and actual  results can vary depending on the  composition and interaction of the various factors. The risks are those that could have the most  material  impact  on the  largest  revenue  sources.  There are a broader range of potential  additional  risks that are not included because either they are not as material or are difficult to quantify.  For example,
     Income from Government Business Enterprises,  representing roughly four per cent of total  revenues,  could be affected  by changes in each  business's particular business environment;  for instance, by economic, market, policy and regulatory developments. Likewise, the outlook for Government of Canada transfers is subject to future negotiations and legislation.

---------------------------------------------------------------------------------------------------------------------------
Selected Economic and Revenue Risks and Sensitivities                                                             Table 15
---------------------------------------------------------------------------------------------------------------------------
Item/Key Components                     2008-09 Assumption                  2008-09 Sensitivities
---------------------------------------------------------------------------------------------------------------------------
Total Revenues
-  Real GDP                             1.1 per cent growth in 2008         $730 million revenue change for each
                                        1.7 per cent increase in 2008       percentage point change in real GDP growth.
-  GDP Deflator                                                             Can vary significantly, depending on
                                                                            composition and source of changes in GDP
                                                                            growth.
-  Canadian Interest Rates              3.3 per cent three-month treasury   Between $75 million and $365 million
                                        bill rate in 2008                   revenue change in the opposite direction for
                                                                            each percentage point change in interest rates.
-  U.S. Real GDP                        1.7 per cent growth in 2008         Between $220 million and $510 million
                                                                            revenue change for each percentage point
                                                                            change in U.S. real GDP growth.
-  Canadian Dollar Exchange Rate        100.0 cents US in 2008              Between $15 million and $110 million
                                                                            revenue change in the opposite direction for
                                                                            each one cent change in the Canadian dollar
                                                                            exchange rate.
---------------------------------------------------------------------------------------------------------------------------
Total Taxation Revenues
-  Revenue Base(1)                      3.4 per cent growth in 2008-09      $505 million revenue change for each
-  Nominal GDP                          2.8 per cent growth in 2008         percentage point change in nominal GDP
                                                                            growth. Can vary significantly, depending on
                                                                            composition and source of changes in GDP
                                                                            growth.
---------------------------------------------------------------------------------------------------------------------------
Personal Income Tax (PIT) Revenues
-  Revenue Base                         5.1 per cent growth in 2008-09
Key Economic Assumptions
-  Wages and Salaries                   3.4 per cent growth in 2008         $310 million revenue change for each
                                                                            percentage point change in wages and salaries
                                                                            growth.
-  Employment                           1.0 per cent growth in 2008
-  Unincorporated Business Income       3.0 per cent growth in 2008         $36 million revenue change for each
                                                                            percentage point change in unincorporated
                                                                            business income growth.
Key Revenue Assumptions
-  Net Capital Gains Income             0.6 per cent decrease in 2008       $13 million revenue change for each
                                                                            percentage point change in net capital gains
                                                                            income growth.
-  RRSP Deductions                      5.2 per cent growth in 2008         $16 million revenue change in the opposite
                                                                            direction for each percentage point change in
                                                                            RRSP deductions growth.
-  2007 Tax-Year Assessments(2)         $22.6 billion                       $226 million revenue change for each
                                                                            percentage point change in 2007 PIT
                                                                            assessments.(3)
-  2006 Tax-Year and Prior              $1.1 billion                        $11 million revenue change for each
   Assessments(2)                                                           percentage point change in 2006 and prior PIT
                                                                            assessments.(3)
---------------------------------------------------------------------------------------------------------------------------
Selected Economic and Revenue Risks and Sensitivities
---------------------------------------------------------------------------------------------------------------------------
Item/Key Components                     2008-09 Assumption                 2008-09 Sensitivities
---------------------------------------------------------------------------------------------------------------------------
Retail Sales Tax Revenues
-  Revenue Base                         2.1 per cent growth in 2008-09
Includes:
-  Taxable Household Spending           1.7 per cent growth in 2008-09
-  Other Taxable Spending               2.6 per cent growth in 2008-09
Key Economic Assumptions
-  Retail Sales                         3.4 per cent growth in 2008
-  Nominal Consumption Expenditure      3.5 per cent growth in 2008        $125 million revenue change for each
                                                                           percentage point change in nominal
                                                                           consumption expenditure growth.
---------------------------------------------------------------------------------------------------------------------------
Corporations Tax Revenues
-  Revenue Base                         3.0 per cent growth in 2008-09
-  Corporate Profits                    4.0 per cent growth in 2008        $70 million revenue change for each
                                                                           percentage point change in pre-tax corporate
                                                                           profit growth.
-  2007-08 Tax Assessment               $1.7 billion payable in 2008-09    $17 million revenue change in the opposite
   Refunds(4)                                                              direction for each percentage point change in
                                                                           2007-08 refunds.(3)
-  2007-08 Tax Payments upon            $1.1 billion receivable in         $11 million revenue change for each
   Filing(4)                            2008-09                            percentage point change in 2007-08 payments
                                                                           upon filing.(3)
-  2007-08 Tax Assessment               $11 billion receivable in          $11 million revenue change for each
   Payments (4)                         2007-08 and 2008-09                percentage point change in 2007-08
                                                                           assessment payments.(3)
---------------------------------------------------------------------------------------------------------------------------
Employer Health Tax Revenues
-  Revenue Base                         3.2 per cent growth in 2007-08
-  Wages and Salaries                   3.4 per cent growth in 2008        $42 million revenue change for each
                                                                           percentage point change in wages and salaries
                                                                           growth.
---------------------------------------------------------------------------------------------------------------------------
Ontario Health Premium (OHP) Revenues
-  Revenue Base                         4.1 per cent growth in 2008-09
-  Personal Income                      3.1 per cent growth in 2008        $26 million revenue change for each
                                                                           percentage point change in personal income
                                                                           growth.
-  2007 Tax-Year Assessments            $2.5 billion                       $25 million revenue change for each
                                                                           percentage point change in 2007 OHP
                                                                           assessments.
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
Selected Economic and Revenue Risks and Sensitivities
---------------------------------------------------------------------------------------------------------------------------
Item/Key Components                     2008-09 Assumption                  2008-09 Sensitivities
---------------------------------------------------------------------------------------------------------------------------
Gasoline Tax Revenues
-  Revenue Base                         1.0 per cent growth in 2008-09
-  Gasoline Pump Prices                 101.4 cents per litre in 2008       $5 million revenue change in the opposite
                                                                            direction for each cent per litre change in
                                                                            gasoline pump prices.
---------------------------------------------------------------------------------------------------------------------------
Fuel Tax Revenues
-  Revenue Base                         2.0 per cent growth in 2008-09
-  Real GDP                             1.1 per cent growth in 2008         $7 million revenue change for each
                                                                            percentage point change in real GDP growth.
---------------------------------------------------------------------------------------------------------------------------
Land Transfer Tax Revenues
-  Revenue Base                         0.7 per cent decline in 2008-09
-  Housing Resales                      3.0 per cent decline in 2008        $18 million revenue change for each
                                                                            percentage point change in both the number
                                                                            and prices of housing resales.
-  Resale Prices                        4.0 per cent growth in 2008
---------------------------------------------------------------------------------------------------------------------------
Canada Health Transfer
- Ontario Population Share              38.8 per cent in 2007-08            $34 million revenue change for each tenth of
                                                                            a percentage point change in population share.
- Ontario Basic Federal PIT Share       42.1 per cent in 2007-08            $9 million revenue change in the opposite
                                                                            direction for each tenth of a percentage point
                                                                            change in Ontario's basic federal PIT share.
---------------------------------------------------------------------------------------------------------------------------
Canada Social Transfer
- Ontario Population Share              38.8 per cent in 2007-08            $11 million revenue change for each tenth of
                                                                            a percentage point change in population
                                                                            share.
---------------------------------------------------------------------------------------------------------------------------
(1) Revenue base is revenue excluding the impact of measures, adjustments for past Public Accounts estimate variances and other one-time factors.
(2) Ontario 2007 Personal Income Tax (PIT) is a forecast estimate because 2007 tax returns are yet to be assessed by the
    Canada Revenue Agency. Some tax amounts for 2006 and prior years are also yet to be assessed in 2008, and estimates of these amounts are included in the revenue outlook.
(3) Any changes in the 2007 or prior-year PIT assessments or 2007-08 Corporation Tax revenues will have an effect on 2008-09 revenues through a change in the revenue base upon which that year's growth is applied.
(4) Corporations Tax revenues for 2007-08 are still subject to uncertainty because a high proportion of corporations have until June 30, 2008 to file their 2007 tax returns and much of the activity that arises from that (payments on filing, refunds, assessment payments) will occur after this Budget.
---------------------------------------------------------------------------------------------------------------------------

SECTION E     ONTARIO'S MEDIUM-TERM EXPENSE OUTLOOK

     The  Province's  total  expense  outlook  is  projected  to grow from $96.2 billion in 2008-09 to $102.6 billion by 2010-11. This $6.4 billion increase reflects  the  initiatives  and  investments  announced  in this Budget for health,  education,  postsecondary education and training, social services, infrastructure and the environment.

     Holding the average  annual growth of spending to less than that of revenue is a key element of prudence  and  discipline  built into the  government's medium-term  fiscal  plan.  While the average  annual  growth of expense is projected at 3.3 per cent over the medium term,  total  revenue is forecast to  increase  by $6.9  billion — from  $96.9  billion in 2008-09 to $103.8 billion in 2010-11 — yielding a higher  average  annual growth rate of 3.5 per cent.

     Total program spending,  which includes both capital and operating expense, will grow from $87.3 billion in 2008-09 to $93.4  billion in 2010-11.  This growth includes  investments made under the government's ongoing five-point economic plan presented in this Budget.

     Included in the total expense outlook is interest on Provincial debt, which is expected to increase  over the medium term from $8.9  billion in 2008-09 to $9.1 billion in 2010-11  mainly due to additional  borrowings to finance investments in capital assets.

Details of Expense Outlook
----------------------------------------------------------------------------------------------------------------------------

     o    Total health sector spending,  including the net expense of hospitals, will  increase  from $40.4  billion  in  2008-09  to $44.7  billion in
          2010-11.  This  increase of $4.2  billion  reflects an average  annual growth rate of 5.1 per cent over the medium term.

     o    Total  education  sector  spending,  including  the net expense of the
          Province's school boards,  will grow by $1.0 billion, or 8.4 per cent, from $12.4  billion in 2007-08 to $13.4  billion in 2010-11  primarily due to  increased  provincial  grants to school  boards for  continued
          improvements in student achievement.

     o    Total postsecondary education and training sector spending,  including the net expense of the  Province's  24  colleges  of applied  arts and technology,  will grow by $0.3  billion,  or 5.5 per  cent,  from $5.9 billion  in  2007-08,  not  including  one-time  investments,  to $6.2 billion in  2008-09.  Total  sector  spending  will  increase  to $6.5 billion by 2010-11.  This  increase is  primarily  due to  initiatives included in the Skills to Jobs Action Plan.

     o    Total children's and social services sector funding will grow annually by $0.5  billion in 2008-09,  $0.2 billion by 2009-10 and $0.1 billion in 2010-11. This increased support for Ontario's families includes the planned  phasing-in  of additional  investments  for the Ontario Child
          Benefit,  enhanced funding for adults with developmental  disabilities and their  families,  and a further  two per cent  increase  in social assistance benefits.

     o    Justice sector spending will grow by 4.7 per cent from $3.7 billion in
          2008-09 to $3.9  billion in 2009-10,  and by a further 3.9 per cent to
          $4.0 billion in 2010-11.  This level of spending includes  investments for various justice initiatives,  including courthouses,  correctional facilities and community safety enhancements.

     o    Other Programs spending will increase from $11.9 billion in 2008-09 to
          $12.8  billion in  2010-11.  This  increase of $0.9  billion  reflects investments in the Province's  infrastructure,  as well as ongoing and growing support to strengthen the environment for innovation.

     o    Interest  on debt  expense  increases  by $0.2  billion  — from  $8.9 billion  in  2008-09 to $9.1  billion  in  2010-11  due to  additional borrowings to finance investments in capital assets.

Risks to Expense Outlook
----------------------------------------------------------------------------------------------------------------------------

     There are a number of revenue and expense  risks that could  challenge  the
     Province's  ability to achieve its fiscal targets over the medium term. Key cost  drivers  within the  Province's  expense  outlook  are  demand-driven programs  and services  that arise from  changes in the  economic  outlook, utilization or enrolment rates.  These pressures are especially  evident in the health,  education and social  services  sectors,  which  comprise over two-thirds  of total  Provincial  expense,  and include  assumptions  about expected utilization, enrolment rates and caseloads. For example, a one per cent increase in both Ontario Works and Ontario  Disability Support Program caseloads  would cost the Province an  additional  $46 million a year.  For reasons  such as this,  it is  important  that the  government  maintain  a focused and disciplined  approach to investing in key priority areas, while managing the Province's spending in a diligent and prudent way. Prudence in the form of  contingency  funds and a reserve is built into the fiscal plan to protect against such risks.

     The  following   table   provides  a  summary  of  key  expense  risks  and
     sensitivities  that  could  result  from  unexpected  changes  in  economic conditions  and program  demands.  A change in these  factors  could impact total expense, causing changes in the overall fiscal forecast. It should be cautioned that these  sensitivities  and risks are only  guidelines and can vary, depending on the nature and composition of potential risks.

----------------------------------------------------------------------------------------------------------------------------
Selected Expense Risks and Sensitivities                                                                           Table 16
----------------------------------------------------------------------------------------------------------------------------
Program/Sector                   2008-09 Assumption                       2008-09 Sensitivity
----------------------------------------------------------------------------------------------------------------------------
Health Sector                    Annual growth of 6.2 per cent.           One per cent change in health spending:
                                                                          $404 million.
Hospitals' Net Expense           Annual growth of 6.1 per cent.           One per cent change in hospitals' net expense:
                                                                          $184 million.
Drug Programs                    Annual utilization growth of             One per cent change in utilization of all drug
                                 6.9 per cent.                            programs: $44 million (seniors and social
                                                                          assistance recipients).
Long-Term Care Homes             75,866 long-term care home beds.         One per cent change in number of beds:
                                 Annual average Provincial operating      approximately $29 million.
                                 cost per bed in a long-term care home
                                 is $40,800.
Home Care                        Over 17 million hours of homemaking      One per cent change in hours of homemaking
                                 and support services; 10 million         and support services: $5 million. One per cent
                                 nursing and professional visits.         change in nursing and professional visits:
                                                                          $6 million.
----------------------------------------------------------------------------------------------------------------------------
University Students(1)           325,075 full-time undergraduate and      One per cent enrolment change: $25 million of
                                 graduate students.                       net expense.
Ontario Works                    192,000 average annual caseload.         One per cent caseload change: $16 million.
Ontario Disability               244,000 average annual caseload.         One per cent caseload change: $30 million.
   Support Program
College Students                 155,000 full-time students.              One per cent enrolment change: $13 million.
Interest on Debt                 Average cost of 2008-09 borrowing is     The 2008-09 impact of a 100 basis-point change
                                 forecast to be approximately             in borrowing rates is forecast to be
                                 4.8 per cent.                            approximately $290 million.
Correctional System              3.0 million adult inmate days per year.  One per cent change in inmate days: $5 million.
                                 Average cost $160 per inmate per day.
----------------------------------------------------------------------------------------------------------------------------
(1) Based on 2007-08.
----------------------------------------------------------------------------------------------------------------------------

     Compensation costs and wage settlements are also key cost drivers and could have a  substantial  impact on the finances of both  broader  public-sector partners and the Province.

----------------------------------------------------------------------------------------------------------------------------
Selected Compensation Costs                                                                                        Table 17
----------------------------------------------------------------------------------------------------------------------------
Sector                                   Cost of 1% Salary     Size of Sector
                                             Increase
----------------------------------------------------------------------------------------------------------------------------
OHIP Payments to Physicians                 $87 million        Almost 23,200 physicians in Ontario, comprising
                                                               11,200 family doctors and 12,000 specialists.
Elementary and                              $145 million       Over 200,000 FTE staff including teachers, principals,
Secondary School Staff(1)                                      administrators, and support and maintenance staff.
College Staff(2)                            $15 million        About 37,000 staff including faculty, administrators, and
                                                               support and maintenance staff.
Ontario Public Service(3)                   $56 million        Over 66,000 public servants.
----------------------------------------------------------------------------------------------------------------------------
(1) One per cent increase in salary benchmarks in Grants for Student Needs based on 2007-08 school year.
(2) Based on 2006-07, reflects total compensation costs.
(3) Based on 2006-07, reflects total compensation costs.
----------------------------------------------------------------------------------------------------------------------------

     Contingent Liabilities

     In  addition  to the key demand  sensitivities  and  economic  risks to the fiscal plan,  there are  additional  risks  stemming from the  government's contingent  liabilities.  Whether these contingencies will result in actual
     liabilities   for  the  Province  is  beyond  the  direct  control  of  the government.  Losses  could  result  from  legal  settlements,  defaults  on projects,  and loan and funding guarantees.  Provisions for losses that are likely to occur and can be  reasonably  estimated are expensed and reported
     as  liabilities  in  the  Province's  financial   statements.   Significant
     contingent liabilities are described as follows.

     Ontario Nuclear Funds Agreement

     The Province has certain responsibilities with respect to nuclear used fuel waste management and nuclear station decommissioning. The Province, Ontario
     Power  Generation  Inc.  (OPG),  a wholly  owned  subsidiary,  and  certain subsidiaries  of OPG are parties to the  Ontario  Nuclear  Funds  Agreement
     (ONFA), to establish, fund and manage segregated funds to ensure sufficient funds are available to pay the costs of nuclear station decommissioning and nuclear used fuel waste  management.  Under ONFA, the Province is liable to make  payments  should  the cost  estimate  for  nuclear  used  fuel  waste management rise above specified thresholds for a fixed volume of used fuel.
     As well, under ONFA, the Province guarantees a return of 3.25 per cent over the Ontario consumer price index for the nuclear used fuel waste management fund.  Ontario  has also  provided  a direct  Provincial  guarantee  to the
     Canadian Nuclear Safety  Commission on behalf of OPG for up to $760 million
     (effective   January  1,  2008),  which  relates  to  the  portion  of  the
     decommissioning  and  waste  management   obligations  not  funded  by  the
     segregated funds.

     Obligations Guaranteed by the Province

     Ontario  provides  guarantees  on loans on behalf of various  parties.  The authorized limit for loans guaranteed by the Province as at March 31, 2007, was $2.9 billion.  The outstanding loans guaranteed and other contingencies amounted to $2.6  billion at March 31,  2007.  A provision  of $416 million based on an estimate of the likely loss arising from  guarantees  under the
     Student  Support  Programs has been  reflected in the 2006-07  Consolidated
     Financial Statements of the Province.

     Social Housing — Loan Insurance Agreements

     The Province is liable to indemnify and  reimburse the Canada  Mortgage and
     Housing  Corporation  for  any  net  costs,   including  any  environmental
     liabilities  incurred as a result of project  defaults,  for all non-profit housing projects in the Provincial portfolio. At March 31, 2007, there were
     $8.3 billion of mortgage loans outstanding.

     Claims Against the Crown

     There are claims  outstanding  against the Crown arising from legal action, either in progress or  threatened,  in respect of  aboriginal  land claims, breach of contract,  damages to persons and  property,  and like items.  At
     March 31, 2007,  there were 111 claims  outstanding  against the Crown that were for amounts over $50 million.

     Canadian Blood Services

     The  provincial and  territorial  governments of Canada have entered into a
     Canadian Blood Services Excess  Insurance  Captive  Support  Agreement (the
     "Captive  Support  Agreement")  with  Canadian  Blood  Services  (CBS)  and
     Canadian Blood Services Captive  Insurance Company Limited (CBSI), a wholly owned  subsidiary of CBS  established  under the laws of British  Columbia.
     Under the Captive Support Agreement,  each government  indemnifies CBSI for its pro rata share of any payments that CBSI becomes  obliged to make under a comprehensive blood risks insurance policy it provides to CBS. The policy has an  overall  limit  of  $750  million,  which  may  cover  settlements, judgments and defence costs.  The policy is in excess of, and secondary to, a $250 million comprehensive insurance policy underwritten by CBS Insurance
     Company  Limited,  a subsidiary of CBS domiciled in Bermuda.  Given current populations,  Ontario's  maximum  potential  liability  under  the  Captive
     Support Agreement is approximately $376 million.  The Province is not aware of any proceedings  that could lead to a claim against it under the Captive
     Support Agreement.

SECTION F     ONTARIO'S FISCAL PLAN

Medium-Term Fiscal Outlook
----------------------------------------------------------------------------------------------------------------------------

     Despite   significant   challenges   arising   from  the  global   economic
     environment, the Province remains on track to post six consecutive balanced budgets  between 2005-06 and 2010-11.  If achieved,  this would be the most consecutive balanced budgets for the Province since 1908.

     Total  revenue  increases by $6.9 billion over the medium term,  from $96.9 billion in 2008-09 to $103.8 billion in 2010-11 — an average annual growth rate of 3.5 per cent.  Revenue  growth  is  dampened  by a slower  economic growth forecast than projected at the time of the 2007 Budget.

     Total  expense  over the medium term is  projected  to increase  from $96.2 billion in 2008-09 to $102.6 billion in 2010-11,  reflecting investments to
     promote   economic  growth  and  job  creation   through  the  government's
     five-point  economic plan. The total expense outlook also includes interest on  debt,  which  is  increasing  over the  medium  term due to  additional borrowings to finance investments in the Province's capital assets.

     The fiscal  plan also  includes  prudence  in the form of  reserves of $0.8 billion in 2008-09, $1.0 billion in 2009-10 and $1.2 billion in 2010-11.

----------------------------------------------------------------------------------------------------------------------------
Medium-Term Fiscal Plan and Outlook                                                                                Table 18
($ Billions)
----------------------------------------------------------------------------------------------------------------------------

                                                                    Interim            Plan             Outlook
                                                                                             -------------------------------
                                                                    2007-08         2008-09         2009-10         2010-11
                                                             ---------------------------------------------------------------
Total Revenue                                                          96.6            96.9           100.6           103.8
Expense
Programs
   Health Sector                                                       38.1            40.4            42.4            44.7
   Education Sector(1)                                                 12.4            13.1            13.4            13.4
   Postsecondary Education and Training Sector                          6.6             6.2             6.4             6.5
   Children's and Social Services Sector                               11.3            11.8            12.0            12.1
   Justice Sector                                                       3.7             3.7             3.9             4.0
   Other Programs                                                      14.9            11.9            12.5            12.8
                                                             ---------------------------------------------------------------
Total Programs                                                         87.0            87.3            90.6            93.4
Interest on Debt                                                        9.0             8.9             9.0             9.1
                                                             ---------------------------------------------------------------
Total Expense                                                          96.0            96.2            99.6           102.6
Reserve                                                                   -             0.8             1.0             1.2
                                                             ---------------------------------------------------------------
Surplus/(Deficit)                                                       0.6             0.0             0.0             0.0
----------------------------------------------------------------------------------------------------------------------------
(1) Excludes Teachers' Pension Plan. (Printed Budget erroneously says "Includes Teachers' Pension Plan".)
Note: Numbers may not add due to rounding.
----------------------------------------------------------------------------------------------------------------------------

Key Elements of Ontario's Medium-Term Fiscal Plan
----------------------------------------------------------------------------------------------------------------------------

     The Fiscal  Transparency and Accountability  Act, 2004 sets out a number of criteria that the Province's  fiscal plan must meet.  These criteria ensure the highest level of transparency and accountability in fiscal planning and reporting.

     The act requires the Ontario  Government to plan for balanced budgets.  The key  elements  of the  government's  fiscal  plan that will  contribute  to ensuring the achievement of six consecutive balanced budgets include:

     o    making disciplined decisions and achieving  efficiencies that hold the average  annual  rate of  growth  in total  expense  to less  than the average annual rate of growth in total revenue over the medium term

     o    strengthening   Ontario's  economic  advantage  through  a  five-point
          economic plan to invest in skills and knowledge, lower business costs, strengthen the environment for  innovation,  invest in  infrastructure and form key partnerships to strengthen Ontario's industries

     o    promoting   principled  and  sustainable   federal-provincial   fiscal
          arrangements

     o    maintaining a prudent debt-to-GDP ratio

     o    maintaining  a cautious and prudent  fiscal plan,  including an annual contingency fund and reserve.

Fiscal Prudence
----------------------------------------------------------------------------------------------------------------------------

     In addition to maintaining a prudent and  disciplined  approach to spending in light of slower  economic growth and other  challenges  arising from the global economic environment, the fiscal plan includes other key elements of prudence  each  year  to  help  protect  the  government's  overall  fiscal objectives and ensure the achievement of fiscal targets.

     In keeping with sound fiscal practices,  the Province's  revenue outlook is based on prudent economic assumptions.

     Consistent  with  the  requirements  under  the  Fiscal   Transparency  and
     Accountability Act, 2004, the fiscal plan incorporates prudence in the form of a reserve to protect the fiscal outlook  against  adverse changes in the
     Province's  revenue and expense,  including those resulting from changes in
     Ontario's  economic  performance.  The  medium-term  fiscal plan includes a reserve  of $0.8  billion in  2008-09,  $1.0  billion  in 2009-10  and $1.2 billion in 2010-11.  The reserve  increases  over the medium term to better reflect  the  uncertain  nature  of the  medium-term  revenue  and  expense projections. The fiscal plan also includes contingency funds (operating and capital) totalling $0.6 billion in 2008-09 to help mitigate against expense risks that may otherwise have a negative impact on results.

Risks and the Fiscal Outlook
----------------------------------------------------------------------------------------------------------------------------

     The  outlook  for each  fiscal  year is subject  to change  and  reflects a continuum  of  information  that  begins  with the Budget and ends with the
     Public  Accounts.  As new information  affecting the economic,  revenue and expense  assumptions  arises  throughout  the  year,  the  fiscal  forecast changes.  In this  context,  it is  important  to note  that  the  forecast presented in economic and fiscal updates, including this Budget, represents a point in time along  this  continuum  and is based on the best  available information at that time.

     The revenue forecast  includes  assumptions  about  tax-return  filings and growth  of key  factors  such as wages,  salaries,  disposable  income  and housing  prices.  It also takes  into  account  current  federal-provincial funding  arrangements  and  funding  formulas  for major  health and social transfers.  Developing  revenue  estimates  also requires  highly  detailed economic  forecasts,  which include  assumptions  about factors such as the
     U.S.  economic  outlook,  Canadian  dollar  exchange  rate,  oil prices and economic growth in the rest of Canada.

     Variances  from  revenue  estimates  arise  due to  inherent  uncertainties involved in predicting the future and lags in information flows. A variance in any of the key factors  underlying the revenue  assumptions could result in a change to the revenue forecast.

     The total expense forecast  includes  assumptions  about program growth and demands,  as well as additional  planned spending in key priority areas. As
     many  ministries'   expense   forecasts  are  based  on  assumptions  about
     utilization,  enrolment and caseloads for government programs and services, a change in these factors could impact total  expense,  causing  changes in the overall fiscal performance.

     For example,  a change of one per cent to total revenue or total expense in
     2010-11  represents  about a $1.0 billion change in the Province's  overall fiscal outlook. While this change may be small compared to the government's
     overall  budget,  it  can  cause  significant   swings  in  the  Province's
     surplus/deficit. It is due to this type of uncertainty that the fiscal plan
     includes  a  revenue  forecast  based  on  prudent  economic   assumptions,
     contingency  funds and a reserve.  These  forms of  prudence  exist to help offset any negative impact to the fiscal plan that could result from even a small variance in the revenue and expense forecast.

     As the factors and assumptions comprising the revenue and expense forecasts interact  and shift,  fiscal and economic  updates at various  times of the fiscal cycle may include  adjustments to the revenue and expense  forecasts to reflect these changes. Updates such as those provided in this Budget are based on the best available  information,  and provide  transparency around the  changes  to the  fiscal  forecast  and  information  on key  risks and sensitivities that may affect the fiscal plan.

     To help mitigate the impact these  variances  can have on the  government's ability to invest in key priority areas, the proposed  Investing in Ontario
     Act, 2008,  would allow the government to use any unexpected  surplus funds in 2007-08 to help reduce the Province's accumulated financial deficit, and help municipalities  address their infrastructure  priorities such as roads and bridges, public transit or social housing.

SECTION G     ACCOUNTABILITY, TRANSPARENCY AND FINANCIAL MANAGEMENT

     The  government  is  committed  to  enhancing  accountability,   increasing
     transparency and improving its financial management. Since taking office in
     2003, it has introduced a number of important  improvements to this end and is taking  further steps to strengthen  accountability  for the spending of taxpayer  dollars,  improving  transparency  in  the  Province's  financial reporting,  and increasing efficiencies in the government and in hospitals, schools and other broader public-sector (BPS) organizations.

Investing Unanticipated Year-End Surpluses
----------------------------------------------------------------------------------------------------------------------------

     The  government  is  committed  to  maintaining  the highest  standards  of financial  transparency,  ensuring its  accounting  policies  support sound public policy  decision-making  and improving  public  understanding of its financial reports.

     Year-end surpluses are forecast based on the best information  available to governments  at  the  time  their  budgets  are  prepared.  However,  these forecasts  are subject to  economic  and program  risks.  The final  Public
     Accounts  surplus or deficit  depends on  information  on tax  revenues and consolidated  expenses  that in some  cases is not  known  for a number  of months after the end of a government's  fiscal year. This forecast variance can result in  unanticipated  surpluses or deficits.  This is a common risk faced by all governments in Canada.

     The government  recently  introduced the proposed Investing in Ontario Act,
     2008.  If  enacted,  it would  allow the  government  to use  unanticipated year-end  surpluses  to both  address  priority  public  needs  such as the municipal  infrastructure  deficit,  as  well  as  reduce  the  accumulated financial deficit.  In prior years, the government had no choice but to use all unanticipated  surpluses to reduce the Province's accumulated financial deficit.

----------------------------------------------------------------------------------------------------------------------------
PROPOSED INVESTING IN ONTARIO ACT, 2008

• The government has introduced the proposed  Investing in Ontario Act that would permit the use of a portion of  unanticipated  year-end  surpluses to address public priority needs such as municipal infrastructure deficits.
• If enacted,  the government will use the  regulation-making  authority in
     the  proposed  act  to  provide  a  portion  of  the  2007-08   surplus  to
     municipalities  throughout  Ontario on a  per-capita  basis to help address priority  capital  needs in areas such as roads and  bridges,  transit  and social housing.
• The  total  amount  available  to  allocate  to  municipalities  would be determined with the following  formula:  If the Province's  2007-08 surplus determined in the Public Accounts this summer is:
     o    Less than $800 million,  the entire amount would be used to reduce the
          Province's  accumulated  financial deficit.  Municipalities  would not receive any additional funding.
          o    Example:  if the surplus were $760 million,  then all of it would be used to reduce the Province's accumulated financial deficit.
     o    Greater  than $800  million,  but less than  $2.6  billion,  then $600 million would be used to reduce the Province's  accumulated  financial deficit and the remaining amount would be provided to municipalities.
          o    Example:  if the surplus  were $850  million,  then $250  million would be allocated to  municipalities  and $600 million  would be used to reduce the Province's accumulated financial deficit.
     o    Greater  than $2.6  billion,  then $2  billion  would be  provided  to municipalities,  and the excess would be used to reduce the Province's accumulated financial deficit.
          o    Example: if the surplus were $2.7 billion,  then $2 billion would be provided to  municipalities  and $700 million would be used to reduce the Province's accumulated financial deficit.

[Chart 10, bar graph: Surplus Allocation Examples]

• To ensure that  available  funds are allocated in a fair and  transparent manner to all  municipalities,  the government proposes to use a per-capita allocation to distribute  funding among the single-tier  municipalities and the upper-tier geographic areas.
• In  areas  with  two-tier  municipal  systems,  the  per-capita  share of available  funding for the geographic area would first be allocated between the upper-tier  municipality and the collective  lower-tier  municipalities according to their respective shares of capital  expenditures over the past five  years.  The  collective  lower-tier  portion  would  then be  further
     distributed   amongst  the  individual   lower-tier   municipalities  on  a
     per-capita basis.
•  Population  data  would be based on the  2006  Census,  while  municipal capital expenditures would be based on their Financial Information Returns.
----------------------------------------------------------------------------------------------------------------------------

Strengthening Accountability for Government Transfer Payments
----------------------------------------------------------------------------------------------------------------------------

     The government provides more than $65 billion in transfer payments annually to individuals and organizations in Ontario. In August 2007, the government introduced  a new  transfer  payment  accountability  directive  to provide stronger assurance that these public funds are being spent by organizations for their intended purposes.

     As well, in response to concerns  raised by the Auditor General of Ontario, the government has taken specific  measures to improve  accountability  for its year-end  transfers.  The  Ministry of Finance  worked with the Auditor
     General to ensure that  significant  provisions in the new transfer payment accountability  directive can apply equally to year-end  transfer  payments without  compromising their accounting  treatment.  The government has also strengthened its due-diligence  processes to provide  additional  assurance that year-end investments comply with these more stringent requirements.

Public Service Efficiencies
----------------------------------------------------------------------------------------------------------------------------

     Starting  in  2004,  as  part  of its  continuing  commitment  to  increase efficiencies and maximize savings, the government reduced costs,  resulting in savings of more than $800 million annually by 2007. To date,  efficiency initiatives  have focused on savings from such  activities as  streamlining purchasing,  improving the use of technology,  and absorbing cost increases through  program  reviews.  These savings have been  reinvested in priority sectors such as education and health care.

     For the past four years,  the  government  has also  established  an annual savings target of approximately one per cent of total  expenditures.  These savings  result  mainly from  program  efficiencies,  delays in new program start-ups, and changes in implementation plans. As overall expenditures are increasing, the government has established an annual savings target of $1.1 billion starting in 2008-09.

     Collectively,  BPS  organizations  purchase  over $10  billion in goods and services.  With so much at stake, ensuring that these organizations operate efficiently and effectively is a government priority.

     Whether providing care to patients, teaching children or plowing roads, BPS front-line  staff are  dedicated  to  providing  excellent  service.  Their dedication is shared by co-workers who provide critical back-office support in areas such as accounting, human resources and supply chain.

     OntarioBuys is an innovative program with a simple goal: to reduce the time and money spent by the BPS on procuring  goods (more than $4 billion in the health  care  sector  alone),  and  funnel  savings  back  into  front-line services.

     OntarioBuys has demonstrated  that adopting supply chain leading  practices can  improve  the  efficiency  and  effectiveness  of  Ontario's  BPS.  The government  strongly supports the implementation of these leading practices by BPS  organizations  to improve  efficiency,  effectiveness  and internal customer service levels.

----------------------------------------------------------------------------------------------------------------------------
ONTARIOBUYS INITIATIVES

• Hospital regional supply chains
     • Seventy-five  hospitals  representing 70 per cent of the sector have received  funding from  OntarioBuys  to help  modernize and streamline their systems for ordering, storing and paying for supplies. Hospitals that received early funding are already experiencing lower unit costs, reduced  inventory  levels with fewer stockouts and less time spent by nurses searching for supplies.
     • Expected results: Once fully implemented across the hospital sector, savings of more than $50 million annually are expected,  with improved productivity  and internal  service  quality.  Annual savings  already exceed $10 million and internal service levels have been improved.
• School boards, colleges and universities
     • Currently,  Ontario school boards, colleges and universities tend to each  purchase  their own supplies  and many use manual  (paper-based)
          purchasing systems.  The Ontario Education  Collaborative  Marketplace
          (OECM)  has  been  established  to  facilitate  group  purchasing  and introduce an integrated electronic marketplace.
     •  Expected  results:  Educational  professionals  can  focus  more on teaching,  research  and student  services.  Savings and  productivity gains are  expected to exceed $250 million over five years and will be redirected to supplies, equipment and other student needs.

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
2007-08 RESULTS

Plexxus  is  a  not-for-profit   shared-service   organization   established  by
Toronto-area hospitals to consolidate and improve supply chain services. Plexxus is  already  generating  a saving  of $6  million  annually  as a result of more streamlined and automated  procurement  processes and effective  coordination of product selection.

Twenty-four Ontario hospitals received a total of $1 million to help analyze the pricing of the thousands of items they collectively  purchase. The project is on track to yield annual savings of more than double the one-time investment.

Ontario Council of University  Libraries  (OCUL) received  funding in 2007-08 to scan 50,000 books and make them available online to university students.  Within
12 months,  100,000  books had been  scanned — creating  jobs for  students and providing 24/7 access to materials for students across Ontario.

----------------------------------------------------------------------------------------------------------------------------

     The  OntarioBuys  program was  established  on a relatively  small scale to facilitate and accelerate the adoption of supply chain leading practices by the  BPS.  As of  early  2008,  BPS  interest  in  additional  funding  for high-impact  projects  exceeded  available  funding — an  indicator of BPS willingness to embrace change and improve services. Based on the results to date, the government  intends to renew and expand the OntarioBuys'  mandate and plans to invest an  additional  $15 million to achieve  greater  supply chain  efficiencies  in the BPS. In addition,  the government  will propose legislation  to  support  the  renewal  and  expansion  of the  OntarioBuys program.

     The  government  is also  considering  legislation  that would  require BPS organizations  to report on their  progress in  implementing  supply  chain leading practices, starting with health care service providers.

Improving Transparency in Financial Reporting
----------------------------------------------------------------------------------------------------------------------------

     2007 Pre-Election Report

     In April 2007, the government  released the first-ever  Pre-Election Report on Ontario's  Finances.  Designed to inform Ontarians and political parties about the Province's  fiscal outlook prior to the provincial  election,  it was the first of its kind in Canada and among the first in the world.

----------------------------------------------------------------------------------------------------------------------------

     "We  found  the  government's  pre-election  report  to be  an  informative document that  provided  extensive  information  about  Ontario's  expected fiscal situation over the next three years (2007/08 to 2009/10)."

     Jim McCarter,  Auditor General of Ontario
     2007 Annual Report, Office of the Auditor General of Ontario

----------------------------------------------------------------------------------------------------------------------------

     Consolidation of Hospitals, School Boards and Colleges

     The government funds over $30 billion annually to hospitals,  school boards and colleges  throughout  the province.  In  compliance  with Public Sector
     Accounting Standards,  the government began including the financial results of  hospitals,  school  boards and colleges with those of the Province on a one-line  consolidation  basis  starting  with the 2006  Budget and 2005-06 annual financial statements. The government also began providing additional financial  information in its annual financial  statements on the revenues, expenses, assets and liabilities of each of these major public sectors.

     In  the  government's  view,  one-line  consolidation  financial  statement
     presentation  of  these  sectors  best  reports  the   bottom-line   fiscal
     accountability  of these  organizations for managing these public funds. It also provides a more  transparent  and easily  understood  presentation  of their financial results.  Further, it respects the public accountability of school boards,  hospital  boards and boards of governors of colleges to the communities they serve throughout the province for managing the performance of their organizations.

     The  government  has expressed  this view to the Public  Sector  Accounting
     Board  (PSAB)  and  requested  that it  reconsider  its  position  that all provincial  governments  in Canada  should merge the  financial  results of
     these  broader   public-sector   organizations  with  those  of  government
     ministries  and  agencies  on  a  line-by-line  basis  in  their  financial statements.  In the government's view,  line-by-line financial presentation would diminish  transparency in the Province's  financial  reporting and be inconsistent with the public accountability structures in place in Ontario.
     In November 2007, PSAB  reaffirmed its position that  governments in Canada should move to a line-by-line  consolidation  basis of financial  reporting for fiscal years commencing April 1, 2008.

     The  government  retains its view that the financial  results of hospitals, school boards and colleges  should be presented on a one-line  basis in its financial statements.  The one-line consolidation presentation of hospital, school board and college net expenses supports the government's  commitment to public  accountability  and  transparency  in financial  reporting.  The government will consult further with other stakeholders  impacted by PSAB's decision.

     PSAB Joint Working Group

     At their June 2007 meeting, the Federal-Provincial-Territorial Ministers of
     Finance  requested that a group of deputy ministers meet with Public Sector
     Accounting  Board (PSAB)  members to discuss the  importance  of government accounting  standards  and  their  impact on  fiscal  transparency,  public accountability and sound government policy decision-making.  As a result of these  discussions,  a Joint  Working  Group of deputy  ministers  and PSAB members was formed to review government accounting standards in a number of emerging  areas.  It is expected  that this  dialogue  will lead to greater understanding  and alignment of  public-sector  accounting  standards  with fiscal transparency and public accountability  objectives of governments in
     Canada.

     Investments in Tangible Capital Assets

     In response to changes in PSAB standards,  the government  began accounting for its investments in land, buildings and transportation infrastructure as tangible  capital  assets in 2003.  With the  adoption  of this  accounting treatment, investments in depreciable assets including buildings, roads and bridges are being amortized to expenses over their  estimated  useful lives instead of being  expensed in the years they are purchased or  constructed.
     Starting  with the  Province's  2009-10  fiscal year,  this policy is being extended  to  building  leasehold  improvements,  assets  acquired  through capital  leases,  and other  tangible  capital assets owned by the Province
     such  as  vehicles,   aircraft,   information  technology   infrastructure,
     information  technology systems and other equipment.  With the extension of this policy to these classes of assets,  Ontario will be accounting for its tangible capital assets on a comparable basis to the federal government and other provinces.

     Fiscal Transparency and Accountability Act, 2004

     As  part  of  its  commitment  to  enhancing   accountability,   increasing
     transparency  and improving its financial  reporting,  in December 2004 the government enacted the Fiscal Transparency and Accountability Act (FTAA).

     The  government is proposing  other  legislation  and amendments to enhance accountability,  transparency and financial  management.  The government is proposing legislation to set out interim appropriations  spending,  clarify the basis  for  determining  whether  a  liability  has been  incurred  and addressing Treasury Board's decision-making  authority over payments within the scope of an appropriation.

     With the  introduction of fixed election dates and changes in Public Sector
     Accounting  Standards since the FTAA was introduced in 2004, the government will  also  review  the  act  based  on  experience  to date  and  external developments to determine whether amendments to the act should be proposed.

SECTION H     DETAILS OF ONTARIO'S FINANCES

     This section provides information on the Province's historical performance, key fiscal indicators,  as well as details on Ontario's  medium-term fiscal plan and outlook.

----------------------------------------------------------------------------------------------------------------------------
Medium-Term Fiscal Plan and Outlook                                                                                Table 19
($ Billions)
----------------------------------------------------------------------------------------------------------------------------
                                                                   Interim            Plan             Outlook
                                                                                           ---------------------------------
                                                                   2007-08         2008-09         2009-10          2010-11
                                                           -----------------------------------------------------------------
Revenue                                                               96.6            96.9           100.6            103.8
Expense
   Programs                                                           87.0            87.3            90.6             93.4
   Interest on Debt(1)                                                 9.0             8.9             9.0              9.1
                                                           -----------------------------------------------------------------
Total Expense                                                         96.0            96.2            99.6            102.6
Reserve                                                                  -             0.8             1.0              1.2
                                                           -----------------------------------------------------------------
Surplus/(Deficit)                                                      0.6             0.0             0.0              0.0
----------------------------------------------------------------------------------------------------------------------------
Investment in Capital Assets                                           3.6             4.9             6.0              7.1
Net Debt(2)                                                          142.8           146.2           150.6            156.1
Accumulated Deficit(2)                                               106.2           106.2           106.2            106.2
----------------------------------------------------------------------------------------------------------------------------
(1) Interest on debt expense increases by $0.2 billion between 2008-09 and 2010-11 due to additional borrowings to finance investments in capital assets.
(2) Net Debt is calculated as the difference between liabilities and financial assets. The annual change in Net Debt is equal to the surplus/deficit of the Province plus the change in tangible capital assets and the change in net assets of hospitals, school boards and colleges. Accumulated Deficit is calculated as the difference between liabilities and total assets including tangible capital assets and net assets of hospitals, school boards and colleges.
Note: Numbers may not add due to rounding.
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
2008-09 Fiscal Outlook                                                                                             Table 20
($ Millions)
----------------------------------------------------------------------------------------------------------------------------
                                                                  Interim            Plan              Change
                                                                                          ----------------------------------
                                                                  2007-08         2008-09       $ Millions         Per Cent
                                                         -------------------------------------------------------------------
Revenue                                                            96,563          96,920              357              0.4
Expense
   Programs                                                        86,997          87,279              282              0.3
   Interest on Debt                                                 8,966           8,891              (75)            (0.8)
                                                         --------------------------------------------------
Total Expense                                                      95,963          96,170              207              0.2
Reserve                                                                 -             750              750                -
                                                         --------------------------------------------------
Surplus/(Deficit)                                                     600               0             (600)               -
----------------------------------------------------------------------------------------------------------------------------
Investment in Capital Assets                                        3,603           4,935            1,332             37.0
Net Debt(1)                                                       142,839         146,232            3,393              2.4
Accumulated Deficit(1)                                            106,176         106,176                -                -
----------------------------------------------------------------------------------------------------------------------------
(1) Net Debt is calculated as the difference between liabilities and financial assets. The annual change in Net Debt is equal to the surplus/deficit of the Province plus the change in tangible capital assets and the change in net assets of hospitals, school boards and colleges. Accumulated Deficit is calculated as the difference between liabilities and total assets including tangible capital assets and net assets of hospitals, school boards and colleges.
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
Revenue                                                                                                            Table 21
($ Millions)
----------------------------------------------------------------------------------------------------------------------------
                                                                                             Actual     Interim        Plan
                                                                    2004-05     2005-06     2006-07     2007-08     2008-09
                                                                ------------------------------------------------------------
Taxation Revenue
Personal Income Tax                                                  19,320      21,041      23,655      24,666      25,171
Retail Sales Tax                                                     14,855      15,554      16,228      16,880      17,206
Corporations Tax                                                      9,883       9,984      10,845      12,746      12,339
Employer Health Tax                                                   3,886       4,197       4,371       4,672       4,821
Ontario Health Premium                                                1,737       2,350       2,589       2,708       2,809
Gasoline Tax                                                          2,277       2,281       2,310       2,357       2,380
Land Transfer Tax                                                     1,043       1,159       1,197       1,422       1,343
Tobacco Tax                                                           1,453       1,379       1,236       1,121       1,092
Fuel Tax                                                                727         729         723         726         742
Electricity Payments-In-Lieu of Taxes                                   511         951         757         558         600
Other Taxes                                                             283         292         399         466         472
                                                                ------------------------------------------------------------
                                                                     55,975      59,917      64,310      68,322      68,975
----------------------------------------------------------------------------------------------------------------------------
Government of Canada
Canada Health Transfer (CHT)                                          5,640       7,148       7,702       8,445       8,826
Canada Social Transfer (CST)                                          2,912       3,324       3,478       3,872       4,089
CHST Supplements                                                        775         584           -           -           -
Social Housing                                                          522         520         532         517         514
Wait Times Reduction Fund                                               242         243         467         468         235
Infrastructure Programs                                                 209         285         191         219         234
Medical Equipment Funds                                                 387         194           -           -           -
Other Government of Canada                                            1,195         953       1,666       3,343       2,559
                                                                ------------------------------------------------------------
                                                                     11,882      13,251      14,036      16,864      16,457
----------------------------------------------------------------------------------------------------------------------------
Income from Investment in Government Business Enterprises
Ontario Lottery and Gaming Corporation                                1,992       2,027       1,945       1,805       1,772
Liquor Control Board of Ontario                                       1,147       1,197       1,307       1,366       1,420
Ontario Power Generation Inc. and Hydro One Inc.                        444       1,107         947         930         930
Other Government Enterprises                                             (5)        (23)         (3)          2           -
                                                                ------------------------------------------------------------
                                                                      3,578       4,308       4,196       4,103       4,122
----------------------------------------------------------------------------------------------------------------------------
Other Non-Tax Revenue
Reimbursements                                                        1,241       1,295       1,415       1,524       1,412
Vehicle and Driver Registration Fees                                    976         763         970       1,027       1,044
Electricity Debt Retirement Charge                                      997       1,021         991         995       1,004
Power Sales                                                             610         779         863         831         856
Sales and Rentals                                                       352         465       1,108         523         701
Other Fees and Licences                                                 506         550         624         624         615
Liquor Licence Revenue                                                  489         516         467         454         454
Net Reduction of Power Purchase Contract Liability                      236         396         412         398         373
Royalties                                                               278         191         215         211         242
Miscellaneous Other Non-Tax Revenue                                     721         773         790         687         665
                                                                ------------------------------------------------------------
                                                                      6,406       6,749       7,855       7,274       7,366
                                                                ------------------------------------------------------------
Total Revenue                                                        77,841      84,225      90,397      96,563      96,920
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
Total Expense                                                                                                      Table 22
($ Millions)
----------------------------------------------------------------------------------------------------------------------------
                                                                                           Actual      Interim         Plan
Ministry Expense                                                2004-05   2005-06(1)      2006-07      2007-08      2008-09
----------------------------------------------------------------------------------------------------------------------------
Aboriginal Affairs(2)                                                21           50           25         34.7         55.6
Agriculture, Food and Rural Affairs(2)                              795          861          796        869.4        945.6
Attorney General(3)                                               1,195        1,277        1,338      1,686.8      1,592.4
Board of Internal Economy                                           145          150          163        244.9        173.9
Children and Youth Services                                       2,793        3,271        3,264      3,703.3      4,074.3
Citizenship and Immigration(3)                                       62           89          112         91.3         88.6
Community and Social Services                                     6,360        6,717        7,181      7,617.8      7,727.2
Community Safety and Correctional Services                        1,732        1,749        1,876      2,004.7      2,110.4
Culture(2)                                                          346          478          414        348.2        379.8
Economic Development and Trade(2)                                    66          176          199        340.4        445.3
Education(2)                                                        365          440          423        462.9        472.5
   School Boards' Net Expense                                    10,274       10,886       11,290     11,921.5     12,669.7
Energy                                                              194          207          229        301.5        304.4
Environment                                                         305          274          314        349.3        398.0
Executive Offices(4)                                                 34           31           37         36.5         35.2
Finance(2)                                                          538          582          568        465.7        559.1
Francophone Affairs, Office of                                        3            4            4          5.0          5.2
Government and Consumer Services(2)                               1,075          740          971        958.4      1,102.0
Health and Long-Term Care                                        17,521       17,808       19,130     20,353.1     21,621.9
   Hospitals' Net Expense                                        13,877       14,816       16,145     17,382.7     18,436.3
Health Promotion                                                    236          290          391        367.3        389.7
Labour                                                              129          141          146        159.8        170.2
Municipal Affairs and Housing(2)                                    770          926          843        747.1        795.9
Natural Resources(3)                                                557          626          731        803.3        780.5
Northern Development and Mines                                      320          337          318        343.6        357.5
Public Infrastructure Renewal(2,5)                                   41          107          286        169.3        (33.0)
Research and Innovation(2)                                          236          332          316        309.5        382.8
Revenue                                                             523          442          563        577.5        610.6
Small Business and Entrepreneurship(3)                               20           26           25         31.7         27.8
Tourism(3)                                                          167          210          204        242.5        176.1
Training, Colleges and Universities(2)                            3,297        3,509        4,115      4,406.2      4,825.8
   Colleges' Net Expense(6)                                       1,289        1,185        1,273      1,508.7      1,414.5
Transportation(2,)(7)                                             1,744        2,116        2,660      1,883.1      1,961.7
Interest on Debt                                                  9,368        9,019        8,831      8,966.0      8,891.0
Other Expense(2)                                                  2,998        4,055        2,947      6,269.3      3,321.3
Year-End Savings                                                      -            -            -            -     (1,100.0)
                                                          ------------------------------------------------------------------
Total Expense                                                    79,396       83,927       88,128     95,963.2     96,169.7
----------------------------------------------------------------------------------------------------------------------------
(1) Starting in 2005-06, the Province's financial reporting has been expanded to include hospitals, school boards and colleges using one-line consolidation. Prior to 2005-06, historical figures reflect grants to these entities for comparison purposes.
(2) Details on Other Ministry Expense can be found in Table 23, Other Expense.
(3) Decline from 2007-08 to 2008-09 due to one-time initiatives in 2007-08.
(4) Executive Offices is comprised of Cabinet Office, Premier's Office and the Office of the Lieutenant Governor.
(5) Credit expense amounts result from a consolidation adjustment to avoid the double counting of internal charges to ministries from the Ontario Realty Corporation (ORC). Decline of $202 million from $169 million in 2007-08 to ($33 million)
    in Plan 2008-09 due to the impact of the ($227 million) ORC consolidation. The consolidation is negative to offset the impact of an increase in capital assets amortized over a longer period instead of expensed in one year.
(6) The college net expense in 2008-09 is projected to be $94 million lower than 2007-08 due primarily to one-time expenses in 2007-08 related to facility and campus renewal investments.
(7) Decline from 2006-07 to interim 2007-08 due to one-time transit initiatives in 2006-07.
Note: Numbers may not add due to rounding.
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
Other Expense                                                                                                      Table 23
($ Millions)
----------------------------------------------------------------------------------------------------------------------------
                                                                                           Actual      Interim         Plan
Ministry Expense                                                2004-05      2005-06      2006-07      2007-08      2008-09
----------------------------------------------------------------------------------------------------------------------------
Aboriginal Affairs
   One-Time Expense for the First Nations Gaming Agreement            -            -            -        201.0            -
Agriculture, Food and Rural Affairs
   One-Time Extraordinary Assistance                                458          125          259        283.7            -
   Time Limited Assistance                                          143          157           19         77.3        166.5
Culture
   One-Time Investments                                               -            -            -         57.2            -
Economic Development and Trade
   One-Time Investments                                               -            -            -        116.8            -
Education
   Teachers' Pension Plan(1)                                        240          295          345        342.0         54.0
Finance
   Community Reinvestment Fund One-Time Transition Funding          233            -            -            -            -
   Ontario Municipal Partnership Fund(2)                            626          714          758        916.7        934.8
   Operating Contingency Fund                                         -            -            -         50.0        420.0
   Power Purchases                                                  840          803          863        831.0        856.0
Government and Consumer Services
   Pension and Other Employee Future Benefits                       458          729          557        522.0        715.0
Municipal Affairs and Housing
   One-Time Investment in                                             -            -            -        100.0            -
      Municipal Social Housing Stock
Public Infrastructure Renewal
   Capital Contingency Fund                                           -            -            -            -        175.0
   One-Time Investments in Municipal Infrastructure                   -            -          140        450.0            -
Research and Innovation
   One-Time Investments                                               -            -            -         86.5            -
Training, Colleges and Universities
   One-Time Investments                                               -            -            -        698.8            -
Transportation
   One-Time Transit and Infrastructure Investments                    -        1,232            6      1,536.4            -
                                                          ------------------------------------------------------------------
Total Other Expense                                               2,998        4,055        2,947      6,269.3      3,321.3
----------------------------------------------------------------------------------------------------------------------------
(1) Numbers reflect PSAB pension expense. Ontario's matching contributions to the plan grow from $708 million in 2004-05 to $808 million in 2007-08 and $1,061 million in 2008-09.
(2) The 2004-05 figure includes transfers under predecessor Community Reinvestment Fund.
Note: Numbers may not add due to rounding.
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
2008-09 Infrastructure Expenditures                                                                                Table 24
($ Millions)
----------------------------------------------------------------------------------------------------------------------------
                                                                                          2008-09 Plan
                                                              --------------------------------------------------------------
                                                       Total                                 Transfers
                                              Infrastructure                                 and Other                Total
                                                Expenditures       Investment in       Expenditures in       Infrastructure
Sector                                       2007-08 Interim      Capital Assets      Infrastructure(1)        Expenditures
----------------------------------------------------------------------------------------------------------------------------
Transportation
   Transit                                           1,925.3               901.0                  349.9             1,250.9
   Highway Construction                              1,345.7             1,484.3                      -             1,484.3
   Other Transportation(2)                             832.8               520.5                   70.7               591.3
Health
   Hospitals                                           674.1             1,045.7                    2.5             1,048.2
   Other Health                                        241.8                60.8                  187.4               248.1
Education
   School Boards                                     1,000.4                   -                1,018.6             1,018.6
   Colleges                                            181.3               202.0                      -               202.0
   Universities                                        677.0                   -                   54.8                54.8
Water/Environment                                      259.5                16.3                  286.9               303.2
Municipal and Local Infrastructure(3)                  816.8                33.1                  273.1               306.2
Justice                                                215.5               426.2                   49.7               475.9
Other                                                  700.8               244.9                  295.9               540.8
                                        ------------------------------------------------------------------------------------
Total(4)                                             8,871.1             4,934.7                2,589.5             7,524.2
----------------------------------------------------------------------------------------------------------------------------
(1) Mainly consists of transfers for capital purposes to municipalities and universities, expenditures for servicing capital-related debt of schools, and expenditures for the repair and rehabilitation of schools. These expenditures are included in the Province's total expense in Tables 22 and 23.
(2) Other transportation includes planning activities, property acquisition, and other infrastructure programs
   (e.g., Municipal/Local Roads/Remote Airports).
(3) Municipal and local water and wastewater infrastructure investments are included in the Water/Environment sector.
(4) Total expenditures in 2008-09 include $48 million in flow-throughs in Investment in Capital Assets (for provincial highways)
    and $225 million in flow-throughs in Transfers and Other Expenditures in Infrastructure ($15 million in Transportation,
    $15 million in Health, $67 million in Water/Environment, $128 million in Municipal and Local Infrastructure).
Note: Numbers may not add due to rounding.
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
Ten-Year Review of Selected Financial and Economic Statistics
($ Millions)
----------------------------------------------------------------------------------------------------------------------------

                                                                                 1999-00          2000-01           2001-02
                                                                        ----------------------------------------------------
Financial Transactions
Revenue                                                                           65,042           66,294            66,534
Expense
   Programs                                                                       53,347           53,519            55,822
   Interest on Debt                                                               11,027           10,873            10,337
                                                                        ----------------------------------------------------
Total Expense                                                                     64,374           64,392            66,159
Reserve                                                                                -                -                 -
                                                                        ----------------------------------------------------
Surplus/(Deficit)                                                                    668            1,902               375
----------------------------------------------------------------------------------------------------------------------------
Net Debt3, (4)                                                                   134,398          132,496           132,121
Accumulated Deficit(3)                                                           134,398          132,496           132,121
----------------------------------------------------------------------------------------------------------------------------
Gross Domestic Product (GDP) at Market Prices                                    409,020          440,759           453,701
Personal Income                                                                  321,702          347,653           361,187
----------------------------------------------------------------------------------------------------------------------------
Population — July (000s)                                                         11,506           11,685            11,898
Net Debt per Capita (dollars)                                                     11,681           11,339            11,104
Personal Income per Capita (dollars)                                              27,959           29,752            30,357
----------------------------------------------------------------------------------------------------------------------------
Total Expense as a per cent of GDP                                                  15.7             14.6              14.6
Interest on Debt as a per cent of Revenue                                           17.0             16.4              15.5
Net Debt as a per cent of GDP                                                       32.9             30.1              29.1
Accumulated Deficit as a per cent of GDP                                            32.9             30.1              29.1
----------------------------------------------------------------------------------------------------------------------------
(1) Starting in 2002-03, major tangible capital assets owned by Provincial ministries (land, buildings and transportation infrastructure) are accounted for on a full accrual accounting basis. Other tangible capital assets owned by Provincial ministries are accounted for as expense in the year of acquisition or construction. All capital assets owned by consolidated organizations are accounted for on a full accrual basis.
(2) Starting in 2005-06, the Province's financial reporting has been expanded to include hospitals, school boards and colleges using one-line consolidation. Total expense prior to 2005-06 has not been restated to reflect expanded reporting.
(3) Net Debt is calculated as the difference between liabilities and financial assets. The annual change in Net Debt is equal to the surplus/deficit of the Province plus the change in tangible capital assets and the change in net assets of hospitals, school boards and colleges. Accumulated Deficit is calculated as the difference between liabilities and total assets including tangible capital assets and net assets of hospitals, school boards and colleges. The annual change in the Accumulated Deficit is equal to the surplus/deficit. For fiscal 2005-06, the change in the Accumulated Deficit includes the opening combined net assets of hospitals, school boards and colleges that were recognized upon consolidation of these Broader Public Sector entities.
    For fiscal 2006-07, the change in the Accumulated Deficit includes an adjustment to the unfunded liability of the Ontario
    Electricity Financial Corporation made at the beginning of the year.
(4) Net Debt is restated in 2003-04, 2004-05 and 2005-06 to reflect the value of hydro corridor lands transferred to the Province from Hydro One Inc.
Sources: Ontario Ministry of Finance and Statistics Canada.
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Table 25
----------------------------------------------------------------------------------------------------------------------------
                                                                                  Actual          Interim              Plan
        2002-03(1)          2003-04           2004-05       2005-06(2)           2006-07          2007-08           2008-09
----------------------------------------------------------------------------------------------------------------------------

            68,891           68,400            77,841           84,225            90,397           96,563            96,920

            59,080           64,279            70,028           74,908            79,297           86,997            87,279
             9,694            9,604             9,368            9,019             8,831            8,966             8,891
----------------------------------------------------------------------------------------------------------------------------
            68,774           73,883            79,396           83,927            88,128           95,963            96,170
                 -                -                 -                -                 -                -               750
----------------------------------------------------------------------------------------------------------------------------
               117          (5,483)           (1,555)              298             2,269              600                 0
----------------------------------------------------------------------------------------------------------------------------
           132,647          138,816           140,921          141,928           141,100          142,839           146,232
           118,705          124,188           125,743          109,155           106,776          106,176           106,176
----------------------------------------------------------------------------------------------------------------------------
           477,763          493,081           516,792          536,908           557,784          586,494           603,197
           369,420          381,309           399,781          417,861           438,030          459,938           474,134
----------------------------------------------------------------------------------------------------------------------------
            12,102           12,263            12,420           12,565            12,705           12,804            12,942
            10,961           11,320            11,346           11,295            11,106           11,156            11,299
            30,526           31,094            32,188           33,255            34,476           35,922            36,635
----------------------------------------------------------------------------------------------------------------------------
              14.4             15.0              15.4             15.6              15.8             16.4              15.9
              14.1             14.0              12.0             10.7               9.8              9.3               9.2
              27.8             28.2              27.3             26.4              25.3             24.4              24.2
              24.8             25.2              24.3             20.3              19.1             18.1              17.6
----------------------------------------------------------------------------------------------------------------------------

[Chart 11, pie chart: Composition of Revenue 2008-09]

[Chart 12, pie chart: Composition of Program Expense 2008-09]

[Chart 13, pie chart: Composition of Total Expense 2008-09]

Support from Gaming for Health Care, the Ontario Trillium Foundation and Communities
----------------------------------------------------------------------------------------------------------------------------

     Provincial  proceeds from gaming activities  continue to support Provincial priorities,  including the  operation and support of hospitals,  charities, amateur sports, communities and the agricultural sector.

----------------------------------------------------------------------------------------------------------------------------
Support for Health Care, Charities, and Problem Gambling and Related Programs                                      Table 26
($ Millions)
---------------------------------------------------------------------------------------------------------------------------
                                                                                          Interim 2007-08              Plan
                                                                                                                    2008-09
                                                                                        ------------------------------------
Lotteries, Charity Casinos and Slot Machines at Racetracks Revenue
   Operation of Hospitals                                                                           1,507             1,493
   Ontario Trillium Foundation                                                                        105               110
   Problem Gambling and Related Programs                                                               37                39
   Ontario Amateur Sports                                                                              10                10
Commercial Casinos Revenue
   General Government Priorities                                                                      146               120
                                                                                        ------------------------------------
Total                                                                                               1,805             1,772
---------------------------------------------------------------------------------------------------------------------------
Sources: Ontario Ministries of Public Infrastructure Renewal and Finance.
----------------------------------------------------------------------------------------------------------------------------

     Revenue from Lotteries, Charity Casinos and Slot Machines at Racetracks

     The Ontario  Lottery and Gaming  Corporation  Act,  1999  requires that net
     Provincial revenue generated from lotteries,  charity casinos and racetrack slot machines support services such as the operation of hospitals,  problem gambling and related programs,  amateur sports,  and funding for charitable and not-for-profit organizations through the Ontario Trillium Foundation.

     An estimated $1,493 million in net revenue from lotteries,  charity casinos and slot machines at racetracks will be applied to support the operation of hospitals in 2008-09. While this level of support for hospitals from gaming revenue  is down  slightly  from last  year,  hospitals'  net  expense on a consolidated  basis  will  increase  by $1,054  million  this year to $18.4 billion made up from other government revenues.

     In 2008-09,  the Ontario  Trillium  Foundation  will be provided  with $110 million to help build strong and healthy communities through  contributions to charitable  and  not-for-profit  organizations  in the arts and culture, sports and recreation, human and social services, and environment sectors.

     Two per cent of gross slot  machine  revenue,  estimated at $39 million for
     2008-09,  is  allocated  for problem  gambling  prevention,  treatment  and research programs.

     The Quest for Gold lottery will provide an estimated $10 million in 2008-09
     for  direct  financial  support  to  Ontario's   high-performance   amateur
     athletes.  This  funding  will also  support  enhanced  coaching and skills development.

     Benefits from Commercial Casinos

     In 2008-09,  net Provincial revenue from commercial  casinos,  estimated at
     $120  million,  will be  used to  support  general  government  priorities, including health care, education and public infrastructure.  In addition to the support for general government priorities, commercial casino operations support  approximately  11,800  direct jobs in Ontario  and  provide  vital
     tourism  and  economic   development   attractions  for  their   respective
     communities.

     Other Beneficiaries of Charity Casinos and Slot Machines at Racetracks

---------------------------------------------------------------------------------
Support for Agricultural Sector and Municipalities                      Table 27
($ Millions)
---------------------------------------------------------------------------------
                                                          Interim           Plan
                                                          2007-08        2008-09
                                                   ------------------------------
Agricultural Sector(1)                                        337            346
Municipalities                                                 78             80
                                                   ------------------------------
Total                                                         415            426
---------------------------------------------------------------------------------
(1)  The  agricultural  sector's  share of  racetrack  slot-machine  revenue and municipalities'  share of  slot-machine  revenue  from  charity  casinos or racetrack slot facilities is received directly from the Ontario Lottery and
     Gaming Corporation.
Source: Ontario Ministry of Public Infrastructure Renewal.
---------------------------------------------------------------------------------

     Twenty  per cent of gross  revenue  from slot  machines  at  racetracks  is provided to promote the economic growth of the horse-racing industry. Since
     1998,   this   initiative   has  provided  over  $2  billion  to  Ontario's
     horse-racing  industry,  a key  component  of the  Province's  agricultural sector. For 2008-09, additional support is estimated at $346 million.

     A portion  of gross  slot-machine  revenue,  estimated  at $80  million  in
     2008-09,  will be provided to municipalities  that host charity casinos and slot  operations  at  racetracks.  These  revenues  will help offset  local infrastructure and service costs.